Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of December 24, 2004

by and among

Accuride Corporation

(“Parent”),

Amber Acquisition Corp.

(“Merger Sub”),

Transportation Technologies Industries, Inc.

(the “Company”),

the Signing Stockholders identified herein,

and

the Company Stockholders Representatives

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS

1.1	CERTAIN DEFINITIONS
1.2	CERTAIN ADDITIONAL DEFINITIONS

ARTICLE II. THE MERGER

2.1	THE MERGER
2.2	CLOSING
2.3	EFFECTIVE TIME
2.4	EFFECTS OF THE MERGER
2.5	CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS
2.6	CONVERSION OF SECURITIES
2.7	SURRENDER OF CERTIFICATES
2.8	NO FURTHER OWNERSHIP RIGHTS IN SHARES OF COMPANY COMMON OR PREFERRED STOCK
2.9	[RESERVED]
2.10	ISSUABLE CONTINGENT STOCK.
2.11	LOST, STOLEN OR DESTROYED CERTIFICATES
2.12	DISSENTING SHARES
2.13	OPTIONS
2.14	WARRANTS
2.15	TAKING OF NECESSARY ACTION; FURTHER ACTION
2.16	WITHHOLDING
2.17	INCOME TAX TREATMENT

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1	AUTHORITY
3.2	ORGANIZATION
3.3	CAPITALIZATION
3.4	COMPANY SUBSIDIARIES.
3.5	CONFLICTS
3.6	CONSENTS, APPROVALS, ETC.
3.7	FINANCIAL STATEMENTS
3.8	UNDISCLOSED LIABILITIES
3.9	[RESERVED]
3.10	TAX MATTERS
3.11	LITIGATION AND GOVERNMENTAL ORDERS
3.12	COMPLIANCE WITH LAWS
3.13	PERMITS
3.14	TANGIBLE PROPERTY
3.15	INTELLECTUAL PROPERTY

3.16	CERTAIN CONTRACTS
3.17	EMPLOYEE BENEFIT MATTERS
3.18	LABOR MATTERS
3.19	ENVIRONMENTAL MATTERS
3.20	BROKERS
3.21	ABSENCE OF CERTAIN CHANGES OR EVENTS
3.22	INSURANCE MATTERS
3.23	ACCOUNTS RECEIVABLE
3.24	CUSTOMERS
3.25	SUPPLIERS
3.26	AFFILIATE TRANSACTIONS
3.27	COMPANY SEC REPORTS

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SIGNING STOCKHOLDERS

4.1	AUTHORIZATION
4.2	NO CONFLICT OR VIOLATION; CONSENTS
4.3	SECURITIES LAWS
4.4	RESALE RESTRICTIONS
4.5	LEGENDS
4.6	EXPERIENCE; ACCREDITED INVESTOR STATUS
4.7	TITLE TO SHARES

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

5.1	AUTHORITY
5.2	ORGANIZATION
5.3	CAPITALIZATION
5.4	PARENT SUBSIDIARIES
5.5	CONFLICTS
5.6	CONSENTS, APPROVALS, ETC.
5.7	FINANCIAL STATEMENTS
5.8	UNDISCLOSED LIABILITIES
5.9	[RESERVED]
5.10	TAX MATTERS
5.11	LITIGATION AND GOVERNMENTAL ORDERS
5.12	COMPLIANCE WITH LAWS
5.13	PERMITS
5.14	TANGIBLE PROPERTY
5.15	INTELLECTUAL PROPERTY
5.16	CERTAIN CONTRACTS
5.17	EMPLOYEE BENEFIT MATTERS
5.18	LABOR MATTERS
5.19	ENVIRONMENTAL MATTERS
5.20	INSURANCE MATTERS
5.21	ACCOUNTS RECEIVABLE

5.22	CUSTOMERS
5.23	SUPPLIERS
5.24	BROKERS
5.25	NO PRIOR ACTIVITIES
5.26	ABSENCE OF CERTAIN CHANGES OR EVENTS
5.27	AFFILIATE TRANSACTIONS
5.28	PARENT SEC REPORTS

ARTICLE VI. COVENANTS PRIOR TO CLOSING DATE

6.1	CONDUCT OF THE COMPANY’S BUSINESS
6.2	CONDUCT OF PARENT’S BUSINESS
6.3	NO NEGOTIATIONS
6.4	ACCESS AND INVESTIGATION
6.5	CONFIDENTIALITY
6.6	EFFORTS: REQUIRED APPROVALS
6.7	[INTENTIONALLY OMITTED]
6.8	FURTHER ACTION
6.9	PUBLIC ANNOUNCEMENTS
6.10	TERMINATION OF AFFILIATE AGREEMENTS
6.11	NOTIFICATION
6.12	DIRECTORS’ AND OFFICERS’ INDEMNIFICATION
6.13	DEBT RESTRUCTURING
6.14	2004 AUDIT
6.15	AMENDMENT TO COMPANY CERTIFICATE OF INCORPORATION
6.16	REPURCHASE
6.17	EMPLOYMENT AGREEMENTS; SEPARATION AGREEMENTS; STOCKHOLDER RELEASES AND OTHER ANCILLARY AGREEMENTS

ARTICLE VII. CONDITIONS TO CLOSING

7.1	CONDITIONS TO EACH PARTY’S OBLIGATIONS.
7.2	CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB
7.3	CONDITIONS TO OBLIGATIONS OF THE COMPANY

ARTICLE VIII. [RESERVED]

ARTICLE IX. COMPANY STOCKHOLDER REPRESENTATIVE; STOCKHOLDER CONSENTS

9.1	COMPANY STOCKHOLDERS REPRESENTATIVES; POWER OF ATTORNEY
9.2	COMPANY STOCKHOLDER CONSENT
9.3	TERMINATION OF AFFILIATE AGREEMENTS

ARTICLE X. TERMINATION

10.1	RIGHT OF TERMINATION
10.2	EFFECT OF TERMINATION

ARTICLE XI. GENERAL PROVISIONS

11.1	REPRESENTATIONS AND WARRANTIES

11.2	EXPENSES
11.3	NOTICES
11.4	INTERPRETATION
11.5	SEVERABILITY
11.6	ENTIRE AGREEMENT
11.7	ASSIGNMENT
11.8	NO THIRD PARTY BENEFICIARIES
11.9	WAIVERS AND AMENDMENTS
11.10	NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES
11.11	GOVERNING LAW; CONSENT TO JURISDICTION
11.12	PARENT’S CONSENT TO MERGER
11.13	WAIVER OF JURY TRIAL
11.14	COUNTERPARTS
11.15	ATTORNEYS’ FEES

EXHIBITS
Exhibit A	–	[Reserved]
Exhibit B	–	Company Certificate Amendment
Exhibit C	–	Registration Rights Agreement
Exhibit D	–	Shareholder Rights Agreement
Exhibit E	–	Certificate of Merger
Exhibit F	–	Directors of Surviving Corporation
Exhibit G	–	Officers of Surviving Corporation
Exhibit H	–	Management Services Agreement
Exhibit I	–	Stockholder Releases
Exhibit J	—	Unaccredited Investors
Exhibit K-1 – Weller Employment Terms
Exhibit K-2 – Cirar Employment Terms
Exhibit L-1 – Tallering Separation Terms
Exhibit L-2 – Mueller Separation Terms
Exhibit M – Amendment to Begel Separation Agreement

ANNEXES
Annex I – Signing Stockholders

SCHEDULES
Company Disclosure Schedule
Parent Disclosure Schedule
Schedule 1.1 – 2004 EBITDA Add-backs
Schedule 6.1 – Company Actions
Schedule 6.2 – Parent Actions
Schedule 6.10 – Affiliate Agreements Not Terminated
Schedule 7.2(f) – Director Resignations
Schedule 7.2(h) – Required Consents

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (as amended from time to time pursuant to the terms hereof, this “Agreement”) is made and entered into as of December 24, 2004 by and among Accuride Corporation, a Delaware corporation (“Parent”), Amber Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Transportation Technologies Industries, Inc., a Delaware corporation (the “Company”), those Persons listed on Annex I hereto (the “Signing Stockholders”), and Andrew Weller, Jay Bloom and Mark Dalton, as the Company Stockholders Representatives.

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the merger of Merger Sub with and into the Company (the “Merger”) is advisable and in the best interests of their respective stockholders, and such Boards of Directors have approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of Series A Preferred Stock, Series C Preferred Stock (other than Series C Repurchased Shares), Series D Preferred Stock, Series E Preferred Stock (other than Series E Repurchased Shares) and Company Common Stock (other than Repurchased Common Stock) issued and outstanding immediately prior to the Effective Time, other than shares owned or held directly or indirectly by the Company and other than Dissenting Shares, will be converted solely into the right to receive Parent Stock, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Signing Stockholders, representing all of the holders (other than two holders of Company Warrants to purchase 1,530 shares of Company Common Stock) of the Company’s capital stock, Company Options and Company Warrants, have adopted and approved this Agreement and the Merger and Parent, as sole stockholder of Merger Sub, has adopted and approved this Agreement and the Merger;

WHEREAS, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code (a “Reorganization”); and

WHEREAS, Parent, Merger Sub, the Signing Stockholders, the Company and the Company Stockholders Representatives desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1                                 Certain Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Accredited Signing Stockholder” means each Signing Stockholder other than those set forth on Exhibit J.

“Action” means any action, suit, proceeding, complaint, charge, inquiry, investigation, prosecution, arbitration or mediation before or by a Governmental Authority or any arbitrator or arbitration panel or any mediator or mediation panel.

“Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.  For purposes of this definition, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

“Ancillary Agreements” means the Employment Agreements, Separation Agreements, Shareholder Rights Agreement, Registration Rights Agreement, the Management Services Agreement and Stockholder Releases.

“Assets” means the right, title and interest of the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, in properties, assets and rights of any kind, whether tangible or intangible, real or personal, including without limitation the right, title and interest in the following:

(a)                                  all Contracts and Contract rights;

(b)                                 all Fixtures and Equipment;

(c)                                  all Inventory;

(d)                                 all Books and Records;

(e)                                  all Proprietary Rights;

(f)                                    all Permits;

(g)                                 all return and other rights under or pursuant to all warranties, representations and guarantees made by suppliers and other third parties in connection with the Assets or services furnished to the Company or the Company Subsidiaries or Parent or the Parent Subsidiaries, as applicable;

(h)                                 all cash, accounts receivable, deposits and prepaid expenses; and

(i)                                     all goodwill.

“Book and Records” means (a) all product, business and marketing plans, sales and promotional literature and artwork relating to the Assets, the Business or the Parent Business, as applicable, (b) all books, records, lists, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals and operating records of every kind relating to the Assets, the Business or the Parent Business, as applicable (including records and lists of customers, distributors, suppliers and personnel), and (c) all telephone and fax numbers used in the Business or the Parent Business, as applicable, in each case whether maintained as hard copy or stored in computer memory and whether owned by the Company or its Affiliates or the Parent or its Affiliates, as applicable.

“Business” means the business and operations of the Company and the Company Subsidiaries, as conducted as of the date hereof.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.

“Cash Repurchase Amount” means the sum of (i) the product of the number of Series E Repurchased Shares issued and outstanding immediately prior to the Repurchase multiplied by the Series E Repurchase Amount, (ii) the product of the number of Series C Repurchased Shares issued and outstanding immediately prior to the Repurchase multiplied by the Series C Repurchase Amount, (iii) the product of the number of Repurchased Common Stock issued and outstanding immediately prior to the Repurchase multiplied by the Common Stock Repurchase Amount, and (iv) the product of the number of Series D Repurchased Shares issued and outstanding immediately prior to the Repurchase multiplied by the Series D Repurchase Amount.

“Change of Control” shall mean (i) a sale of all or substantially all of the assets of Parent and its Subsidiaries to a Person in which the stockholders of Parent immediately prior to such transaction do not hold more than 50% of the voting power immediately following the transaction, (ii) a sale of Parent Stock by Parent or Parent’s stockholders resulting in more than 50% of the voting power of Parent being held by a Person other than the stockholders of Parent immediately prior to such sale, or (iii) a merger or consolidation of Parent with or into another Person, if and only if, after such merger or consolidation, the stockholders of Parent immediately prior to such transaction do not hold more than 50% of the voting power immediately following the transaction.

“Common Share Exchange Ratio” means the quotient, rounded to fourth decimal place, of (A) 1.978, divided by (B) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, but immediately following the Repurchase.

“Common Stock Repurchase Amount” means $0.01 per share of Common Stock.

“Company Certificate Amendment” means, collectively, those certain amendments to the Series A Certificate of Designations, Series C Certificate of Designations, Series D Certificate of Designations and Series E Certificate of Designations, in substantially the forms attached hereto as Exhibit B.

“Company Common Stock” means the Company’s common stock, par value $0.01 per share.

“Company Employee” means each employee of the Company or any Company Subsidiary.

“Company Options” means all outstanding options to purchase or otherwise acquire shares of Company Common Stock, whether vested or unvested.

“Company Preferred Stock” means the Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

“Company Stockholders’ Agreement” means the Stockholders’ Agreement dated as of March 9, 2000 by and among Caravelle Investment Fund, L.L.C., CIBC WMC Inc., Albion Alliance Mezzanine Fund, L.P., Albion Alliance Mezzanine Fund II, L.P., Transportation Technologies Industries, Inc. and the persons listed on Exhibit A thereto, as amended to the date hereof.

“Company Warrants” means warrants to purchase 913,953 shares of Company Common Stock.

“Confidentiality Agreements” means those confidentiality letter agreements between Parent and the Company.

“Contracts” means all agreements, contracts, subcontracts, leases (whether for real or personal property), purchase orders, undertakings, understandings, covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, notes, obligations, options, warranties and commitments to which, in the case of the Company or the Company Subsidiaries, the Company or one of the Company Subsidiaries is a party or by which the Company or one of the Company Subsidiaries or any of the Company’s or the Company Subsidiaries’ Assets are bound or affected, whether written or oral, or, in the case of Parent or the Parent Subsidiaries, Parent or one of the Parent Subsidiaries is a party or by which Parent or one of the Parent Subsidiaries or any of Parent’s or the Parent Subsidiaries’ Assets are bound or affected, whether written or oral.

“Debt Restructuring” means (i) the execution and delivery of the definitive financing documents with Parent contemplated by the commitment letter, dated December 23, 2004 from Citicorp USA, Inc., Citigroup Global Markets Inc., Lehman Commercial Paper Inc., Lehman Brothers Inc. and UBS Loan Finance LLC (the “Commitment Letter”) related to commitments for senior debt facilities in the aggregate principal amount of $740,000,000, (ii) the repayment and termination of all obligations under the Company’s Senior Credit Facility, consisting of a $50,000,000 first lien revolving credit facility, a $115,000,000 first lien term loan facility and a $100,000,000 second lien term loan facility, (iii) the repayment and termination of all obligations under Parent’s Third Amended and Restated Credit Agreement dated as of June 13, 2003, and (iv) the discharge and satisfaction of the Company’s 12 1/2% Senior Subordinated Notes due March 31, 2010 in an aggregate principal amount of $100,000,000 as contemplated by Section 9.1 of the Indenture related to such Senior Subordinated Notes. “DGCL” means the General Corporation Law of the State of Delaware.

“EBITDA” means, with respect to a period, the sum of the net income, plus income taxes, plus net interest, plus depreciation and amortization of the Company on a consolidated basis for such period, all as determined in accordance with GAAP, applied consistently with the Unaudited Company Financial Statements plus, with respect to EBITDA for the calendar year 2004, the items set forth on Schedule 1.1.

“Employment Agreements” means the agreements relating to Parent’s employment of Andrew Weller and James Cirar following the Closing, in each case, on substantially the terms set forth on Exhibit K-1 and Exhibit K-2, respectively.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), defect of title, or other encumbrance of any kind or character.

“Environmental Claims” means all written notices of violation, liens, claims, demands, suits, information requests, notices of citizen suit or causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws.  By way of example only (and not by way of limitation), Environmental Claims include (i) violations of or obligations under any contract related to Environmental Laws or Environmental Conditions between the Company or any Company Subsidiary or Parent or any Parent Subsidiary , as applicable, and any other Person, (ii) actual or threatened damages to natural resources, (iii) claims for nuisance or its statutory equivalent, (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, monitoring, response or remedial actions under any Environmental Laws, (v) requirements to implement “corrective action” pursuant to any order or Permit issued pursuant to the Resource Conservation and Recovery Act, as amended, or similar provisions of applicable state law, (vi) claims related to Environmental Laws or Environmental Conditions for restitution, contribution, or indemnity, (vii) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental Conditions, (viii) claims related to Environmental Laws or Environmental Conditions for injunctive relief or other orders or notices of violation from federal, state or local agencies or courts, and (ix) with regard to any present or former employees or third parties, claims relating to exposure to or injury from Environmental Conditions.

“Environmental Conditions” means the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air, including all indoor and outdoor workplaces at any Facility, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, migrating, disposal, dumping or threatened release of Hazardous Substances by, with respect to the Company, the Company, any Company Subsidiary or any of their predecessors in interest, or by its respective agents, representatives, employees or independent contractors when acting in such capacity on behalf of the Company or any Company

Subsidiary, or, with respect to Parent, Parent any Parent Subsidiary or any of their predecessors in interest, or by their respective agents, representatives, employees or independent contractors when acting in such capacity on behalf of Parent or any Parent Subsidiary.  With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Substances at the work place or the exposure of persons or property to Hazardous Substances migrating from or otherwise emanating from or located on property owned or occupied by the Company or any Company Subsidiary or Parent or any Parent Subsidiary, as the context requires.

“Environmental Laws” means all applicable federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders or decrees, judgments, notices, Permits (including the terms and conditions of any such Permits) or demand letters issued, and any conditions thereunder, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including ambient air, surface water, ground water, drinking water supply, land surface, or subsurface strata), including, without limitation, those relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances in or into the environment, (ii) the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances, and (iii) Environmental Conditions. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended (“RCRA”), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other Governmental Authority.

“Environmental Reports” means any and all written analyses, summaries, explanations or data in the possession or control of the Company or the Company Subsidiaries or Parent or the Parent Subsidiaries, as the context requires, prepared within the ten (10) years prior to the date of this Agreement for the purpose of analyzing or assessing (a) any Environmental Conditions in, on or about the properties of the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, (b) the Company’s and each Company Subsidiary’s or Parent’s and each Parent Subsidiary’s compliance with Environmental Laws, or (c) any pending or, to the knowledge of the Company or Parent, as applicable, threatened litigation against the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, regarding any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “Facilities” means all offices, warehouses, administration buildings and all real property and related facilities owned, leased or operated, as of the Effective Time, by the Company or any Company Subsidiary or Parent or any Parent Subsidiary, as applicable.

“Fifth Anniversary” shall mean the fifth anniversary of the Closing Date.

“First Threshold Percentage” means:

(a) if EBITDA for the calendar year 2004, based upon the Company’s audited financial statements to the extent then available, is equal to or greater than $53.5 million, then:

(i) if the aggregate principal amount of indebtedness outstanding under the Company’s first lien revolving credit facility as of December 31, 2004 is equal to or less than $14.9 million, then the First Threshold Percentage equals 0.3228; and

(ii) if the aggregate principal amount of indebtedness outstanding under the Company’s first lien revolving credit facility as of December 31, 2004 is greater than $14.9 million, then the First Threshold Percentage equals 0.1614; and

(b) if EBITDA for the calendar year 2004, based upon the Company’s audited financial statements to the extent then available, is less than $53.5 million, then:

(i) if the aggregate principal amount of indebtedness outstanding under the Company’s first lien revolving credit facility as of December 31, 2004 is equal to or less than $14.9 million, then the First Threshold Percentage equals 0.1614; and

(ii) if the aggregate principal amount of indebtedness outstanding under the Company’s first lien revolving credit facility as of December 31, 2004 is greater than $14.9 million, then the First Threshold Percentage equals zero (0).

“Fixtures and Equipment” means all of the furniture, fixtures, furnishings, machinery, computer hardware, and other tangible personal property owned by the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, wherever located.

“Former Properties” means all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities owned, leased or operated by the Company or any Company Subsidiary or Parent or any Parent Subsidiary, as the context requires, or any predecessor prior to the date hereof, but excluding the Facilities.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial body, whether federal, state, county, local or foreign.

“Governmental Order” means any order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Hazardous Substances” means all pollutants, contaminants, chemicals, wastes, any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or any other materials or substances (whether solids, liquids or gases) subject to regulation, control or remediation, or which could give rise to liability under Environmental Laws.  By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, asbestos, acids, metals, mold, solvents and waste waters.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Initial Public Offering” shall mean, after the date hereof, Parent’s initial sale of Parent Stock to the general public in an firmly committed underwritten public offering pursuant to an effective registration statement on Form S-1, or any successor form, under the Securities Act.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and the rules and regulations promulgated thereunder from time to time.

“Inventory” means all merchandise owned and intended for resale.

“IRS” means the United States Internal Revenue Service, and any successor agency thereto.

“Issuable Contingent Stock” shall mean the aggregate number of shares of Parent Stock issuable to holders of the Series A Preferred Stock and Series C Preferred Stock pursuant to Section 2.6(a) as determined pursuant to Section 2.10.

“Knowledge” or “known” and any other phrases of similar import means, with respect to a Person, to the extent of matters which are actually known, after reasonable inquiry, by such Person or, if such Person is not a natural Person, the executive officers of such Person and such Person’s Subsidiaries.

“Law” means any federal, state, county, local or foreign statute, law, ordinance, regulation, rule, code, order or rule of common law.

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Management Option Agreement” shall mean the Option Agreement dated as of February 28, 2001, by and among the individuals listed on Schedule 1 thereto and each of Transportation Investment Partners, L.L.C. and Caravelle Investment Fund, L.L.C.

“Management Services Agreement” means that certain Management Services Agreement by and between Parent and each of Trimaran Fund Management, LLC, and Kohlberg Kravis Roberts & Co., L.P., in substantially the form attached hereto as Exhibit H.

“Material Adverse Effect” or “Material Adverse Change” means, with respect to any Person, any effect on or condition (or worsening thereof), event, development or change (a) that has been, or that could reasonably be expected to be, materially adverse to the condition (financial or otherwise), assets, Liabilities, properties, results of operations, prospects or business, of such Person and its Subsidiaries, taken as a whole, or (b) that has had or could reasonably be expected to have, a material adverse effect on the ability of such Person to consummate the transactions contemplated by this Agreement, in each case, excluding changes or effects directly relating to (i) economic conditions affecting North American truck components industry or the U.S. economy as a whole, provided that such changes or effects do not disproportionately effect such Person, or (ii) any change in accounting requirements or principles required by changes in GAAP.

“Maximum Contingent Stock” shall mean 2,025.80 shares of Parent Stock, as adjusted pursuant to Section 2.10(f).

“Merger Shares” means the shares of Parent Stock issued in connection with the Merger as a result of the conversions provided for in Sections 2.6(a).

“Monitoring Agreement” shall mean the Amended and Restated Monitoring Services Agreement, dated as of May 17, 2004, by and among the Company, Transportation Investment Partners, L.L.C., Caravelle Investment Fund, L.L.C., Albion Alliance Mezzanine Fund, L.P., Albion Mezzanine Fund II, L.P., Trimaran Fund Management, L.L.C. and Albion Alliance, LLC.

“Most Recent Company Financial Statements” means the consolidated balance sheets of the Company as of September 30, 2004 and the related consolidated statements of income, changes in stockholders’ equity and cash flows, of the Company for the nine (9) month period then ended.

“Most Recent Parent Financial Statements” means the consolidated balance sheets of Parent as of September 30, 2004 and the related consolidated statements of income, changes in stockholders’ equity and cash flows, of Parent for the nine (9) month period then ended.

“Net Working Capital” means, as of a specified date, the current assets of the Company, less the current liabilities of the Company, on a consolidated basis as of such date, determined in accordance with GAAP, applied consistently with the Unaudited Company Financial Statements.

“Parent Business” means the business and operations of Parent and the Parent Subsidiaries, as conducted as of the date hereof.

“Parent Convertible Securities” shall mean (i) any debt or equity securities of Parent that are convertible into or exchangeable, directly or indirectly, for Parent Stock, and (ii) any rights, warrants or options to subscribe for or purchase Parent Stock or any securities described in clause (i).

“Parent Employee” means each employee of Parent or any Parent Subsidiary.

“Parent Fully Diluted Capitalization” means, as of immediately prior to the Effective Time, the number of shares of Parent Stock (i) then outstanding, and (ii) issuable upon exercise of all Parent Options then outstanding, whether or not exercisable, and (iii) issued or issuable upon exercise or conversion of any other equity or debt security of Parent then outstanding, whether or not then exercisable.

“Parent Fully-Diluted Shares” means the number of shares of Parent Stock (i) then outstanding, (ii) issued or issuable upon exercise of all warrants exercisable for shares of Parent Stock then outstanding, whether or not then exercisable, which would exercised based upon the Parent Stock Value, (iii) issuable upon exercise of all options to purchase shares of Parent Stock then outstanding, whether or not then exercisable, which would exercised based upon the Parent Stock Value, and (iv) issued or issuable upon exercise, conversion or exchange of other Parent Convertible Security then outstanding, whether or not then exercisable, which would exercised, converted or exchanged based upon the Parent Stock Value.

“Parent Option Plan” means the Accuride Corporation 1998 Stock Purchase and Option Plan, as amended to the date hereof.

“Parent Options” means all outstanding options to purchase or otherwise acquire shares of Parent Stock, whether vested or unvested, granted pursuant to the Parent Option Plan.

“Parent Stock” means the common stock of Parent, par value $0.01 per share.

“Parent Stock Value” shall mean a dollar amount per share of Parent Stock determined in accordance with Section 2.10(b).

“Per Share Distribution Amount” means the per share fair market value (as adjusted for Parent Stock splits, Parent Stock dividends on Parent Stock, combinations of Parent Stock, recapitalizations of Parent Stock and the like with respect to the Parent Stock), determined in good faith by Parent’s board of directors, of extraordinary dividends and distributions, excluding cash dividends and distributions which are paid out of, or which do not exceed, Parent’s cash flow from operations during the relevant period, declared and paid by Parent per share of Parent Stock after the date of the Closing and on or prior to the Contingent Stock Determination Event.

“Permit” means, when applicable to the Company or any Company Subsidiary, any license or permit with any Governmental Authority required by applicable Law for the operation of the Business as conducted by the Company and the Company Subsidiaries as of the date of this Agreement, and, when applicable to Parent or any Parent Subsidiary, any license or permit with any Governmental Authority required by applicable Law for the operation of the Parent Business as conducted by Parent and the Parent Subsidiaries as of the date of this Agreement.

“Permitted Encumbrances” means with respect to any Person: (a) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and materialpersons incurred in the ordinary course of business for sums (i) not yet due and payable, or (ii) being contested in good faith, if, in either such case, an adequate reserve, shall have been made therefor in the Most Recent Company Financial Statements or Most Recent Parent Financial Statements, as applicable, (b) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (c) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, which do not interfere with the ordinary conduct of business of such Person and do not materially detract from the value of the property upon which such encumbrance exists, and (d) liens for Taxes, assessments and governmental charges not yet due and payable.

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a group under Section 13(d)(3) of the Exchange Act, any successor statutes thereto, and the rules and regulations promulgated thereunder.

“Proprietary Rights” means all (a) U.S. and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof, (c) U.S. and foreign copyrights and rights under copyrights, including moral rights, and registrations and applications for registration thereof, (d) U.S. and foreign mask work rights and registrations and applications for registration thereof, (e) Trade Secrets, (f) URL and domain name registrations, (g) inventions (whether or not patentable) and improvements thereto, (h) all works of authorship (whether or not copyrightable), (i) all Software, (j) all claims and causes of action arising out of or related to infringement or misappropriation by any of the foregoing, (k) other proprietary rights, (l) copies and tangible embodiments thereof (in whatever form or medium) and (m) licenses (whether or not labeled as such) from third parties granting any rights with respect to any of the foregoing.

 “Registration Rights Agreement” means that certain Registration Rights Agreement, by and among Parent, Hubcap Acquisition L.L.C., TTI Securities Acquisition, L.L.C., Albion/TTI Securities Acquisition, L.L.C., and each other Signing Stockholder who is receiving Merger Shares in the Merger, in substantially the form attached hereto as Exhibit C.

“Related Party” means (i)  each Person who owns of record or beneficially at least five percent of the outstanding capital stock of the Company or Parent, as applicable, as of the date of this Agreement;  (ii)  each individual who is, or who has at any time since January 1, 2001 been, an officer or director of the Company or Parent, as applicable; (iii) each Affiliate of the Persons referred to in clauses “(i)” and “(ii)” above; (iv) any trust or other entity (other than the Company or Parent, as applicable) in which any one of the Persons referred to in clauses “(i)”, “(ii)” and “(iii)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest; and (v) any trust or other entity (other than the Company or Parent, as applicable) with which any of such Persons is affiliated.

“Repurchase” means the repurchase of the Series E Repurchased Shares, Series D Repurchased Shares, Series C Repurchased Shares and Repurchased Common Stock pursuant to Section 6.16 hereof.

 “SEC” means the Securities and Exchange Commission.

“Second Threshold Percentage” means 0.3332 plus the First Threshold Percentage.

“Second Trigger Price” means $8,814.00 (as adjusted for Parent Stock splits, Parent Stock dividends on Parent Stock, combinations of Parent Stock, recapitalizations of Parent Stock and the like with respect to the Parent Stock) unless the First Threshold Percentage equals zero (0), in which case it means $8,500.00 (as adjusted for Parent Stock splits,  Parent Stock dividends on Parent Stock, combinations of Parent Stock, recapitalizations of Parent Stock and the like with respect to the Parent Stock).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation Agreements” means the agreements relating to the Company’s employment and/or termination of Ken Tallering and Don Mueller following the Closing, in each case, on substantially the terms set forth on Exhibit L-1 and L-2, respectively.

“Series A Exchange Ratio” means the quotient, rounded to fourth decimal place, of (A) 7,491.86, divided by (B) the number of shares of Series A Preferred Stock, or issuable upon exercise or conversion of all options or warrants for, securities convertible into, or other rights to acquire Series A Preferred Stock, outstanding immediately prior to the Effective Time.

“Series A Percentage” means the quotient, rounded to the fourth decimal place, of (A) the quotient of 1,910.51 divided by 2,025.8, divided by (B) the number of shares of Series A Preferred Stock, or issuable upon exercise or conversion of all options or warrants for, securities convertible into, or other rights to acquire Series A Preferred Stock, outstanding immediately prior to the Effective Time.

“Series A Preferred Stock” means the Series A Redeemable Preferred Stock of the Company, par value $0.01 per share.

“Series C Exchange Ratio” means the quotient, rounded to the fourth decimal place, of (A) 451.57, divided by (B) the number of shares of Series C Preferred Stock, or issuable upon exercise or conversion of all options or warrants for, securities convertible into, or other rights to acquire Series C Preferred Stock, outstanding immediately prior to the Effective Time but immediately following the Repurchase.

“Series C Percentage” means the quotient, rounded to the fourth decimal place, of (A) the quotient of 115.29 divided by 2,025.8, divided by (B) the number of shares of Series C Preferred Stock, or issuable upon exercise or conversion of all options or warrants for, securities convertible into, or other rights to acquire Series C Preferred Stock, outstanding immediately prior to the Effective Time but immediately following the Repurchase.

“Series C Preferred Stock” means the Series C Preferred Stock of the Company, par value $0.01 per share.

“Series C Repurchase Amount” means $307.68 per share of Series C Preferred Stock.

“Series D Exchange Ratio” means the quotient, rounded to the fourth decimal place, of (A) 0.420, divided by (B) the number of shares of Series D Preferred Stock, or issuable upon exercise or conversion of all options or warrants for, securities convertible into, or other rights to acquire Series D Preferred Stock, outstanding immediately prior to the Effective Time but immediately following the Repurchase.

 “Series D Preferred Stock” means the Series D Preferred Stock of the Company, par value $0.01 per share.

“Series D Repurchase Amount” means $0.10 per share of Series D Preferred Stock.

“Series E Exchange Ratio” means the quotient, rounded to the fourth decimal place, of (A) 6,550.55, divided by (B) the number of shares of Series E Preferred Stock, or issuable upon exercise or conversion of all options or warrants for, securities convertible into, or other rights to acquire Series E Preferred Stock, outstanding immediately prior to the Effective Time, but immediately following the Repurchase.

“Series E Preferred Stock” means the Series E Redeemable Preferred Stock of the Company, par value $0.01 per share.

“Series E Repurchase Amount” means $1,508.94 per share of Series E Preferred Stock.

“Shareholder Rights Agreement” means that certain Shareholder Rights Agreement, by and among Parent and the Signing Stockholders, in substantially the form attached hereto as Exhibit D.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

“Stockholder” means each stockholder of the Company and “Stockholders” means all stockholders of the Company, in each case as determined immediately prior to the Effective Time.

“Stockholders’ Agreement” shall mean the Stockholders’ Agreement dated as of March 9, 2000, as amended on February 28, 2001 and December 19, 2003, by and among Caravelle Investment Fund, L.L.C., CIBC WMC Inc., Albion Alliance Mezzanine Fund, L.P., Albion Alliance Mezzanine Fund II, L.P., the Company as the surviving corporation in the Merger and the persons listed on Exhibit A attached thereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the economic interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, excise, severance, occupation, windfall profits, environmental, social security, unemployment, disability, transfer, registration, value added, sales, use, employment, estimated, franchise, profits, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto, whether disputed or not.

“Tax Return” means any report, return, declaration, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Trade Secrets” means all trade secrets and confidential business information (including ideas, formulas, compositions, know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans marketing mailing and e-mail lists, and customer and supplier mailing and e-mail lists and information).

“Transaction Fee” means the amount payable to each of Kohlberg Kravis Roberts & Co., L.P. and Trimaran Fund Management, LLC for negotiating the transaction, conducting due diligence, arranging the Debt Restructuring and taking other necessary or desirable actions in connection with the transactions contemplated by this Agreement, which shall be equal to $5,000,000 to each or such other lesser amount as may be determined jointly by Kohlberg Kravis Roberts & Co., L.P. and Trimaran Fund Management, LLC prior to the Closing, so long as such Transaction Fee is an equal amount for each of Kohlberg Kravis Roberts & Co., L.P. and Trimaran Fund Management, LLC.

1.2                                 Certain Additional Definitions.  As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section

Affiliate Agreements	3.26
Agreement	Preamble
Audited Company Financial Statements	3.7
Audited Parent Financial Statements	5.7
Balance Sheet Date	3.7
Business Insurance Policies	3.22(a)
Certificate of Merger	2.3
Certificates	2.7(a)
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Benefit Plan(s)	3.17(a)
Company Bylaws	3.2
Company Certificate of Incorporation	3.2
Company Disclosure Schedule	Article III Preamble
Company Financial Statements	3.7
Company Multiemployer Plan	3.17(a)
Company SEC Reports	3.27
Company Stockholder Approval	3.1
Company Stockholders Representatives	9.1
Company Subsidiar(y)/(ies)	3.4(a)
Company Subsidiary Shares	3.4(a)
Company Title IV Plan	3.17(a)
Contingent Stock Determination Event	2.10(a)
Current Balance Sheet	3.7
Determination Notice	2.10(c)
Dissenting Shares	2.12(a)
Effective Time	2.3
Leased Real Property	3.14(a)
Listed Contract(s)	3.16(a)
Majority Holders	2.10(c)
Merger	Recitals
Merger Sub	Preamble
Objection Notice	2.10(c)
Outside Closing Date	10.1(c)
Owned Real Property	3.14(a)
Parent	Preamble
Parent Affiliate Agreements	5.27
Parent Benefit Plan(s)	5.17
Parent Bylaws	5.2
Parent Certificate of Incorporation	5.2
Parent Disclosure Schedule	Article V Preamble
Parent Financial Statements	5.7
Parent Insurance Policies	5.20

Term	Section

Parent Leased Real Property	5.14(a)
Parent Listed Contract	5.16
Parent Multiemployer Plan	5.17(a)
Parent Owned Real Property	5.14(a)
Parent SEC Reports	5.28
Parent Stock Fair Market Value	2.10(c)
Parent Stock Value	2.10(b)
Parent Subsidiar(y)/(ies)	5.4
Parent Subsidiary Shares	5.4
Parent Title IV Plan	5.17(a)
PBGC	3.17(f)
Reorganization	Recitals
Repurchase Closing	6.16
Repurchased Common Stock	6.16
Series A Preferred Stock Certificate of Designations	9.2
Series C Preferred Stock Certificate of Designations	9.2
Series C Repurchased Shares	6.16
Series D Preferred Stock Certificate of Designations	9.2
Series D Repurchased Shares	6.16
Series E Preferred Stock Certificate of Designations	9.2
Series E Repurchased Shares	6.16
Signing Stockholders	Preamble
Stockholder Releases	7.2(j)
Surviving Corporation	2.1
Transmittal Letter	2.7(a)
Unaudited Company Financial Statements	3.7
Unaudited Parent Financial Statements	5.7

ARTICLE II.

THE MERGER

2.1                                 The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time.  Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

2.2                                 Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins, LLP, 885 Third Avenue, Suite 1000, New York, New York, on the date that is two Business Days following the satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VII, or at such other time and place as the parties may agree (such date hereinafter, the “Closing Date”).

2.3                                 Effective Time.  At the Closing, Parent, Merger Sub and the Company shall cause a Certificate of Merger substantially in the form attached hereto as Exhibit E (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, to be filed with the Secretary of State of the State of Delaware, and shall take all such other and further actions as may be required by Law to make the Merger effective.  The Merger shall become effective as of the Effective Time.  When used in this Agreement, the term “Effective Time” shall mean the time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware or such other time as set forth in the Certificate of Merger.

2.4                                 Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

2.5                                 Certificate of Incorporation and Bylaws; Directors and Officers.

(a)                                  At the Effective Time and without any further action on the part of the Company or Merger Sub, the Company Certificate of Incorporation shall be amended to read in its entirety as the certificate of incorporation of Merger Sub reads as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or applicable Law, provided that such certificate of incorporation shall reflect as of the Effective Time “Transportation Technologies Industries, Inc.” as the name of the Surviving Corporation.  The Bylaws of the Surviving Corporation shall be amended to read in their entirety as the Bylaws of Merger Sub prior to the Effective Time until thereafter changed or amended as provided therein or the Surviving Corporation’s certificate of incorporation and applicable Law.

(b)                                 The individuals specified in Exhibit F hereto shall be the directors of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

(c)                                  The individuals specified in Exhibit G shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified.

2.6                                 Conversion of Securities.

(a)                                  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Stockholder:

(i)                  Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Repurchased Common Stock, shares to be cancelled pursuant to Section 2.6(a)(iii) or Dissenting Shares (as provided in Section 2.12)) shall be converted into the right to receive, and become exchangeable for such number of shares of Parent Stock as equals the Common Share Exchange Ratio.

(ii)               Preferred Stock.

(A)           Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.6(a)(iii) or Dissenting Shares (as provided in Section 2.12)) shall be converted into the right to receive, and become exchangeable for (i) such number of shares of Parent Stock as equals the Series A Exchange Ratio; and (ii) the Series A Percentage of the Issuable Contingent Stock, if any.

(B)             Each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Series C Repurchased Shares, shares to be cancelled pursuant to Section 2.6(a)(iii) or Dissenting Shares (as provided in Section 2.12)) shall be converted into the right to receive, and become exchangeable for (i) such number of shares of Parent Stock as equals the Series C Exchange Ratio; and (ii) the Series C Percentage of the Issuable Contingent Stock, if any.

(C)             Each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.6(a)(iii) or Dissenting Shares (as provided in Section 2.12)) shall be converted into the right to receive, and become exchangeable for such number of shares of Parent Stock as equals the Series D Exchange Ratio.

(D)            Each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Series E Repurchased Shares, shares to be cancelled pursuant to Section 2.6(a)(iii) or Dissenting Shares (as provided in Section 2.12)) shall be converted into the right to receive, and become exchangeable for such number of shares of Parent Stock as equals the Series E Exchange Ratio.

(iii)            Cancellation.  Each share of Company Common Stock and Company Preferred Stock held in the treasury of the Company or by any Company Subsidiary immediately prior to the Effective Time (including without limitation the Series C Repurchased Shares and the Series E Repurchased Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

(iv)           Restrictions on Company Common Stock and Preferred Stock.  If any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Stock issued in exchange for such shares, if any, will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Stock may accordingly be marked with appropriate legends.  The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(b)                                 Merger Sub Stock.  Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and thereafter represent one (1) validly issued, fully paid and nonassessable common share, par value $.001 per share, of the Surviving Corporation, so that thereafter Parent will be the sole and exclusive owner of the capital stock of the Surviving Corporation.

2.7                                 Surrender of Certificates.

(a)                                  Distribution of Transmittal Letter.  As soon as practicable after the Effective Time, Parent shall cause to be mailed to each record holder of certificates or certificates evidencing Company Common Stock, Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (the “Certificates”) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Parent or its designated representative and shall be in such form and have such other provisions as Parent shall reasonably specify) (the “Transmittal Letter”) and instructions for such holder’s use in effecting the surrender of the Certificate and the exercise of the rights of such holder to obtain its Merger Shares.

(b)                                 Delivery of Certificates.  Upon surrender to Parent or its designated representative of any Certificates for cancellation, together with a duly-executed and completed Transmittal Letter, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of shares of Parent Stock to which such holder is entitled pursuant to Section 2.6.  Holders of Certificates may request that a separate certificate representing shares of Parent Stock be issued with respect to each Certificate duly surrendered by such holder to the Company pursuant to this Section 2.7.

(c)                                  Cancellation of Company Common Stock and Preferred Stock.  Upon surrender of each Certificate and delivery by Parent of the Merger Shares to be delivered in exchange therefor, such Certificate shall forthwith be canceled.  Until so surrendered, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed for all corporate purposes to evidence only the right to receive upon such surrender the aggregate number of Merger Shares into which the Company Common Stock, Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock represented thereby shall have been converted in accordance with the terms and upon the conditions of this Agreement.

(d)                                 Distributions With Respect to Unexchanged Shares of Company Common Stock and Company Preferred Stock.  No dividends or other distributions with respect to Parent Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate.  Subject to applicable law, promptly following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time, if any, theretofore payable with respect to such whole shares of Parent Stock.

(e)                                  No Liability.  Notwithstanding anything to the contrary herein, none of Parent, the Company, Merger Sub or the Surviving Corporation shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.8                                 No Further Ownership Rights in Shares of Company Common or Preferred Stock.  The shares of Parent Stock delivered upon the surrender for exchange of Company Common Stock, Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, including rights to all dividends, whether accrued, declared, unpaid or otherwise, and there shall be no further registration of transfers of Company Common Stock, Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock which were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation.  If, after the Effective Time, the Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.9                                 [Reserved]

2.10                           Issuable Contingent Stock.

(a)                                  Amount of Issuable Contingent Stock.  Initially, the Issuable Contingent Stock shall equal zero percent (0%) of the Maximum Contingent Stock.  Upon the earliest to occur of (i) a Change of Control, (ii) an Initial Public Offering, and (iii) the Fifth Anniversary (such earliest to occur referred to as the “Contingent Stock Determination Event”), if the Parent Stock Value, as determined pursuant to Section 2.10(b) with respect to the Contingent Share Determination Event is:

(i)                                     An amount per share of Parent Stock less than or equal to $7,908.00 minus the Per Share Distribution Amount (each as adjusted for Parent Stock splits,  Parent Stock dividends on Parent Stock, combinations of Parent Stock, recapitalizations of Parent Stock and the like with respect to the Parent Stock), then the number of shares of Issuable Contingent Stock shall be zero percent (0%) of the Maximum Contingent Stock;

(ii)                                  An amount per share of Parent Stock (x) greater than $7,908.00 minus the Per Share Distribution Amount, but (y) less than or equal to the Second Trigger Price minus the Per Share Distribution Amount (in each case as adjusted for Parent Stock splits,  Parent Stock dividends on Parent Stock, combinations of Parent Stock, recapitalizations of Parent Stock and the like with respect to the Parent Stock), then the number of shares of Issuable Contingent Stock shall be the First Threshold Percentage of the Maximum Contingent Stock;

(iii)                               An amount per share of Parent Stock (x) greater than the Second Trigger Price minus the Per Share Distribution Amount, but (y) less than or equal to $9,689.00 minus the Per Share Distribution Amount (in each case as adjusted for Parent Stock splits,  Parent Stock dividends on Parent Stock, combinations of Parent Stock, recapitalizations of Parent Stock and the like with respect to the Parent Stock), then the number of shares of Issuable Contingent Stock shall be the Second Threshold Percentage of the Maximum Contingent Stock; or

(iv)                              An amount per share of Parent Stock greater than $9,689.00 minus the Per Share Distribution Amount (in each case as adjusted for Parent Stock splits,  Parent Stock dividends on Parent Stock, combinations of Parent Stock, recapitalizations of Parent Stock and the like with respect to the Parent Stock), then the number of shares of Issuable Contingent Stock shall be 100% of the Maximum Contingent Stock.

(b)                                 Parent Stock Value.  The “Parent Stock Value” with respect to a Contingent Stock Determination Event shall equal:

(i)                                     In the case of a Contingent Stock Determination Event which is a Change of Control, the fair market value, as of the date the definitive documents with respect to such Change of Control are entered into, of the consideration received by a holder with respect to one share of Parent Stock upon consummation of the Change of Control, determined in accordance with Section 2.10(c);

(ii)                                  In the case of a Contingent Stock Determination Event which is an Initial Public Offering, the price at which one share of Parent Stock is offered for sale to the public pursuant to the Registration Statement for such Initial Public Offering without giving effect to any underwriting discounts or sales commissions; and

(iii)                               In the case of a Contingent Stock Determination Event which is the Fifth Anniversary, the fair market value of one share of Parent Stock, on a fully diluted basis, on such Fifth Anniversary, determined in accordance with Section 2.10(c).

(c)                                  Determination of Share Valuation.

(i)                                     Change of Control.  The fair market value of the consideration received with respect to a share of Parent Stock upon consummation of a Change of Control, determined as of the date the definitive documents with respect to such Change of Control are entered into, shall equal:

(A)                              With respect to consideration which is cash, the amount of such cash.

(B)                                With respect to securities which are freely tradeable (other than due to the status of the holder as an Affiliate of the issuer) for which market quotations are readily available, the closing sales price on the date of determination on the principal securities exchange or on which such securities are traded or if such securities are not listed on a securities exchange, the closing sales price on the date of determination on the NASDAQ System, or, if on such date of determination there has been no sales on any such exchange or NASDAQ System, the average of the bid and asked prices on the primary exchange on which such security is listed at the end of such day of determination, or, if on any day such security is not so listed, the average of the bid and asked prices quoted in the NASDAQ System at the end of such day of determination.

(C)                                With respect to any other securities or assets the value, as of the date of determination, as determined in good faith by Parent’s board of directors, subject to the provisions of this clause (C).  Parent shall deliver written notice of such determination to the holders who are entitled to receive Issuable Contingent Stock, which notice shall provide in reasonable detail the basis of its determination (the “Determination Notice”). Such determination shall become final and binding upon all the parties, unless within 15 days of the date of such notice, holders who are entitled to receive a majority of the Maximum Contingent Stock (the “Majority Holders”) deliver written notice to Parent objecting to such determination, which notice shall set forth in reasonable detail the basis for such objection (the “Objection Notice”).  Upon receipt of an Objection Notice from the Majority Holders, Parent and the Majority Holders shall negotiate in good faith to reach an agreement on the fair market value of such securities or assets.  If by the 30th day after the date of delivery of the Determination Notice, Parent and the Majority Holders are unable to reach agreement on such fair market value, such fair market value will be determined by an independent appraiser jointly selected by Parent and the Majority Holders. If Parent and the Majority Holders are unable to mutually agree upon an appraiser, each of Parent, on the one hand, and the Majority Holders, on the other hand, shall select an appraiser, and the two appraisers shall select a third appraiser to determine the fair market value of such securities or assets, as of the date of determination, which appraised value shall be binding on all parties.  Fair market value of such securities or assets as determined by appraisal shall be determined by the 45th day after the date of delivery of the Determination Notice. The fees and expenses of the appraisers shall be paid equally by Parent and the holders who deliver an Objection Notice to Parent.

(ii)                                  Fifth Anniversary.

(A)                              The fair market value of a share of Parent Stock, on a fully diluted basis, shall be determined as of the Fifth Anniversary, and shall equal the quotient of:

(1)                                  The aggregate price that would be paid in cash for all of the Parent Stock and Parent Convertible Securities that are outstanding on the date of determination on a going-concern basis between a willing buyer and a willing seller (neither acting under compulsion), using valuation techniques then prevailing in the securities industry and assuming full disclosure and understanding of all relevant information and a reasonable period of time for effecting such sale; divided by

(2)                                  The number of Parent Fully-Diluted Shares (such quotient referred to as the “Parent Stock Fair Market Value”).

For purposes of determining the aggregate price in clause (A)(1) above, (i) the exercise price of all options and warrants to acquire Parent Stock or Parent Convertible Securities which would be expected to be exercised based upon the Parent Stock Value shall be deemed to have been received by the Company, and (ii) the liquidation preference or indebtedness (as the case my be) represented by Parent Convertible Securities which are outstanding as of the date of determination which would be expected to be exercised, converted or exchanged based upon the Parent Stock Value shall be deemed to have been eliminated.

(B)                                The Parent Stock Fair Market Value shall be determined in good faith by Parent’s board of directors, subject to the provisions of this clause (C).  Parent shall deliver a Determination Notice to the holders who are entitled to receive Issuable Contingent Stock.  Such determination shall become final and binding upon all the parties, unless within 15 days of the date of such notice, the Majority Holders deliver an Objection Notice to Parent.  Upon receipt of an Objection Notice from the Majority Holders, Parent and the Majority Holders shall negotiate in good faith to reach an agreement on the Parent Stock Fair Market Value.  If by the 30th day after the date of delivery of the Determination Notice, Parent and the Majority Holders are unable to reach agreement on the Parent Stock Fair Market Value, such fair market value will be determined by an independent appraiser jointly selected by Parent and the Majority Holders. If Parent and the Majority Holders are unable to mutually agree upon an appraiser, each of Parent, on the one hand, and the Majority Holders, on the other hand, shall select an appraiser, and the two appraisers shall select a third appraiser to determine the Parent Stock Fair Market Value, which appraised value shall be binding on all parties.  The Parent Stock Fair Market Value shall be determined by the 60th day after the date of delivery of the Determination Notice. The fees and expenses of the appraisers shall be paid equally by Parent and the holders who deliver an Objection Notice to Parent.

(d)                                 Issuance of Contingent Stock.  If after the determination of the Parent Stock Value with respect to a Contingent Stock Determination Event, the Issuable Contingent Stock is a positive number, then the Company, as promptly as practicable, shall issue and deliver, to each holder of Series A Preferred and Series C Preferred Stock who has complied with the exchange procedures set forth in Section 2.7, a certificate or certificates for the number of fully paid and non-assessable shares of Parent Stock as provided by Section 2.6(a), in such name or names as may be designated by each such holder, plus shares of Parent Stock with a value, based upon the Parent Stock Value, equal to the Per Share Distribution Amount; provided that the holder of such shares of Issuable Contingent Stock shall not be entitled to receive the dividends or distributions included in the Per Share Distribution Amount.

(e)                                  Non-Transferable.  The rights of the holders of Series A Preferred Stock and Series C Preferred Stock to receive Issuable Contingent Stock, if any, are personal to each holder thereof and shall not be transferable for any reason other than (i) by operation of law, or (ii) by will or the laws of descent and distribution.  Any attempt to transfer such rights by any such holder (other than as permitted by the immediately preceding sentence) shall be null and void.

(f)                                    Adjustments.  In the event Parent (i) declares a dividend on Parent Stock payable in shares of Parent Stock, (ii) subdivides the outstanding Parent Stock into a larger umber of shares of Parent Stock, (iii) combines the outstanding Parent Stock into a smaller number of shares of Parent Stock, or (iv) takes any similar action, the Maximum Contingent Stock shall be appropriately adjusted.

2.11                           Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Stock as may be required pursuant to Section 2.6; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an indemnity and/or bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12                           Dissenting Shares.

(a)                                  Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock or Company Preferred Stock held by a holder who has demanded and perfected dissenters’ rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”) shall not be cancelled or converted into or represent a right to receive Parent Stock pursuant to Section 2.6, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

(b)                                 Notwithstanding the provisions of subsection (a) above, if any holder of shares of Company Common Stock or Company Preferred Stock who demands dissenters’ rights for such shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissenters’ rights, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive Parent Stock as provided in Section 2.6, without interest thereon, upon surrender of the certificate representing such shares.

(c)                                  The Company shall give Parent (i) prompt notice of its receipt of any written demands for dissenters’ rights for any shares of Company Common Stock or Company Preferred Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters’ rights under the DGCL.  The Company shall not, except with the prior written consent of Parent or as may be required under applicable law, voluntarily make any payment with respect to any demands for dissenters’ rights for Company Common Stock or Company Preferred Stock or offer to settle or settle any such demands.  All cash payments made to dissenters shall be made by the Company, and not by Parent.

2.13                           Options.  Each Signing Stockholder which holds a Company Option, whether vested or unvested, acknowledges and agrees that upon the Effective Time each such Company Option shall be cancelled and, without any action on the part of the holder thereof, automatically cease to be outstanding, be canceled and terminated without payment of any consideration therefor and cease to exist.  The Company shall take all actions necessary to cancel all Company Options outstanding as of immediately prior to the Effective Time, such that immediately after the Effective Time all Company Options shall have been cancelled and terminated without the payment of any consideration therefor.

2.14                           Warrants.  Each Signing Stockholder which holds a Company Warrant acknowledges and agrees that upon the Effective Time each such Company Warrant shall be cancelled and, without any action on the part of the holder thereof, automatically cease to be outstanding, be canceled and terminated without payment of any consideration therefor and cease to exist.  The Company shall take all actions necessary to cancel all Company Warrants outstanding as of immediately prior to the Effective Time, such that immediately after the Effective Time all Company Warrants shall have been cancelled and terminated without the payment of any consideration therefor.

2.15                           Taking of Necessary Action; Further Action.  Each of Parent, Merger Sub, the Company and the Signing Stockholders will take all such reasonable lawful action as may be necessary or appropriate in order to effect the Merger in accordance with this Agreement as promptly as practicable.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent with full right, title and possession to all the property, rights, privileges, power and franchises of the Company, the officers and directors of Merger Sub, Parent and the Company immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

2.16                           Withholding.  Parent and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Stockholder such amounts as Parent or the Company is required to deduct and withhold under the Internal Revenue Code, or any Tax law, with respect to the making of such payment.  To the extent that amounts are so withheld by Parent or the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholders in respect of whom such deduction and withholding was made by Parent or the Company.

2.17                           Income Tax Treatment.  It is intended by the parties hereto that the Merger qualify as a Reorganization.  The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meanings of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated under the Internal Revenue Code.  None of Parent, the Company or the Stockholders shall take any position inconsistent therewith on any Tax Returns or for any tax purpose (unless required by law).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

On or prior to the date of the execution and delivery of this Agreement, the Company shall deliver to Parent and Merger Sub a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Company Disclosure Schedule”).  Any exception or qualification set forth in the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained herein shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement to which such exception or qualification is reasonably apparent on its face to be applicable, whether or not such exception or qualification is so numbered.  Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company contained herein.  Subject to the exceptions and qualifications set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1                                 Authority.  The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby, including the filing of the Company Certificate Amendment prior to the Effective Time, have been duly authorized by the Board of Directors of the Company and its stockholders, and no other corporate action or approval under the Company Stockholders’ Agreement on the part of the Company or approval under the Company Stockholders’ Agreement is necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby.  The affirmative votes of a majority in voting power of the outstanding Company Common Stock, 75% in voting power of the Preferred Investor Common Stockholders (as defined in the Company Stockholders’ Agreement), a majority in voting power of the outstanding Series A Preferred Stock, 98% in voting power of the Series E Preferred Stock, and a majority of the voting power of each of the Series C Preferred Stock and Series D Preferred Stock are the only votes of the holders of any Company capital stock necessary in connection with the consummation of the Merger and the transactions contemplated hereby (the “Company Stockholder Approval”).  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (ii) the effect of Laws and general principles of equity, including, Laws and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

3.2                                 Organization.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business in all material respects as currently conducted by the Company.  The Company is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by the Company to be so qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect with respect to the Company.  Each jurisdiction in which the Company is qualified to do business as a foreign corporation is set forth on Section 3.2 of the Company Disclosure Schedule.  True and complete copies of the Certificate of Incorporation (the “Company Certificate of Incorporation”) and Bylaws (the “Company Bylaws”) of the Company, each as amended and in effect as of the date of this Agreement, have been provided to Parent.

3.3                                 Capitalization.

(a)                                  Authorized Capitalization.  As of the date of this Agreement, the authorized capitalization of the Company consists of 20,000,000 shares of Company Common Stock, par value $0.01 per share and 400,000 shares of Company Preferred Stock, par value $0.01 per share, of which 173,000 shares are designated Series A Preferred Stock, 14,000 shares are designated Series C Preferred Stock, 42,000 shares are designated Series D Preferred Stock and 41,475 shares are designated Series E Preferred Stock.  As of the date of this Agreement, 1,860,464 shares of Company Common Stock are issued and outstanding, 138,394 shares of Series A Preferred Stock are issued and outstanding, 14,000 shares of Series C Preferred Stock are issued and outstanding, 42,000 shares of Series D Preferred Stock are issued and outstanding, and 41,475 shares of Series E Preferred Stock are issued and outstanding, and no additional shares of capital stock of the Company will be issued after the date hereof except for shares issued in connection with the exercise of Company Options and the Company Warrants outstanding on the date hereof.  The Company has no other capital stock authorized, issued or outstanding.  Section 3.3(a) of the Company Disclosure Schedule sets forth the name of each holder of shares of Company Common Stock and Company Preferred Stock, as well as the number of shares of Company Common Stock and Company Preferred Stock held by each such holder.  As of the date hereof and as of the Effective Time, there are no declared but unpaid dividends or distributions on any of the capital stock of the Company.

(b)                                 Options.  As of the date of this Agreement, 10,000 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Options.  Section 3.3(b) of the Company Disclosure Schedule sets forth the name of each holder of Company Options, as well as the number of the Company Options held by each such holder, the number of shares of Company Common Stock for which each such Company Option is exercisable, the date upon which each such Company Option becomes exercisable and the price per share of Common Stock for which each such Company Option is exercisable (without taking into account whether or not such Company Option is in fact exercisable on the date hereof).  The

Company has delivered to Parent accurate and complete copies of each Company Option, including all amendments thereto.

(c)                                  Warrants.  As of the date of this Agreement, 913,953 shares of Company Common Stock are reserved for issuance upon exercise of the Company Warrants.  Section 3.3(c) of the Company Disclosure Schedule sets forth the name of each holder of Company Warrants, as well as the number of shares of Company Common Stock for which such holder’s Company Warrants are exercisable.

(d)                                 No Other Capital Stock, Options, Warrants or Other Rights.  Except for the Company Options and Company Warrants referred to above, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of the Company.  Except for the aggregate of 10,000 shares of Company Common Stock reserved for issuance upon exercise of the Company Options and 913,953 shares of Company Common Stock reserved for issuance upon exercise of the Company Warrants, no shares of capital stock of the Company are reserved for issuance.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights relating to the equity of the Company, whether or not settled in cash or in equity securities.

(e)                                  Valid Issuances.  All outstanding shares of Company Common Stock and Company Preferred Stock are, and any shares of Company Common Stock issued upon exercise of any Company Option or Company Warrant will be, validly issued, fully paid and non-assessable and not subject to any preemptive rights created by statute, the Company’s Certificate of Incorporation or Bylaws, or any Contract, and have been or will be issued in compliance with all federal and state corporate and securities laws.  The Company Options and Company Warrants have been issued in compliance with all federal and state corporate and securities laws.  Assuming termination of the Company Stockholders’ Agreement, there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of capital stock of the Company.

(f)                                    Stockholder Agreements.  Except as set forth on Section 3.3(f) of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts, proxies or other arrangements, agreements or understandings which affect, restrict or relate to voting, giving of written consents, dividend rights or transferability of shares with respect to the capital stock of the Company.

3.4                                 Company Subsidiaries.

(a)                                  Section 3.4(a) of the Company Disclosure Schedule sets forth (i) the legal name and jurisdiction of organization of each Subsidiary of the Company (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), (ii) the authorized capital stock or other equity interest of each Company Subsidiary, (iii) the number and designation of all issued and outstanding shares of capital stock or other equity interest of each Company Subsidiary (collectively, the “Company Subsidiary Shares”), and (iv) the current, direct and indirect, percentage ownership of the outstanding Company Subsidiary Shares by the Company.  Other than the Company Subsidiaries set forth in Section 3.4(a) of the Company Disclosure Schedule, there are no other Persons in which the Company or any Company Subsidiary owns, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire such an equity interest.  Except as set forth in Section 3.4(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a member of any partnership or limited liability company, nor is the Company or any Company Subsidiary a participant in any joint venture or similar arrangement constituting a legal entity.

(b)                                 Each of the Company Subsidiaries is duly organized or formed and validly existing under the laws of its respective jurisdiction of organization, and has the requisite organizational power and authority to own, operate or lease the respective properties and assets now owned, operated or leased by it, and to carry on its respective business in all material respects as currently conducted by each such Company Subsidiary.  Each of the Company Subsidiaries is duly qualified to do business as a foreign organization, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by the Company and other Company Subsidiaries to be so qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect with respect to the Company.  True and complete copies of the organizational documents of each Company Subsidiary, each as amended and in effect as of the date of this Agreement, have been made available to Parent.

(c)                                  As of the date hereof, there are no outstanding options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments of any kind or character, whether written or oral, to which the Company or any Company Subsidiary is a party, or by which any of them are bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity interests of any Company Subsidiary.

(d)                                 There are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, to which the Company or any Company Subsidiary is a party, or by which any of them are bound, obligating the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any issued and outstanding Company Subsidiary Shares, (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Company Subsidiary, and (iii) to the Knowledge of the Company, except as set forth in their respective organizational documents, no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company or any Company Subsidiary is a party, or by which any of them are bound, with respect to the governance of any Company Subsidiary or the voting or transfer of any Company Subsidiary Shares.

3.5                                 Conflicts.  Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 3.6 have been obtained or made, and except as set forth in Section 3.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby, does not and will not (i) conflict with or result in a violation of the Company Certificate of Incorporation or

Company Bylaws, (ii) conflict with or result in a violation of any Governmental Order or Law applicable to the Company or its assets or properties, or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party, or by which any of the assets or properties of the Company or any Company Subsidiary is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 3.5, as would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

3.6                                 Consents, Approvals, Etc.  No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or other Person is required to be made or obtained by the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated hereby, except (i) as set forth in Section 3.6 of the Company Disclosure Schedule, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) applicable requirements, if any, under the DGCL, federal or state securities or “blue sky” Laws, (iv) the requirements of the HSR Act and any Laws of foreign jurisdictions relating to anti-trust or competition, and (v) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, when taken together with all other such failures by the Company or any Company Subsidiary, reasonably be expected to have a Material Adverse Effect with respect to the Company or any Company Subsidiary.

3.7                                 Financial Statements.

(a)                                  Financial Statements.  The Company has prepared, or caused to be prepared, and provided to Parent the audited consolidated financial statements of the Company (including the balance sheet and the related statements of income and cash flows) as of and for each of the twelve month periods ended December 31, 2002 and December 31, 2003, respectively (the “Audited Company Financial Statements”), and unaudited financial statements of the Company (including the balance sheet and the related statements of income and cash flows) as of and for the nine month period ended September 30, 2004 (the “Unaudited Company Financial Statements” and, together with the Audited Company Financial Statements, the “Company Financial Statements”).  Except as set forth therein, the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and with each other (except that the Unaudited Company Financial Statements may not contain all of the notes required by GAAP), and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as of the respective dates and during the respective periods indicated therein, subject in the case of the Unaudited Company Financial Statements to normal recurring year-end adjustments.  The balance sheet of the Company as of September 30, 2004 shall be referred to herein as the “Current Balance Sheet” and the date thereof shall be referred to herein as the “Balance Sheet Date.”

(b)                                 Internal Controls.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)                                  Books and Records.  The Books and Records, taken as a whole, fairly reflect in all material respects the activities of the Company and the Business.

(d)                                 All Accounts Recorded.  The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the normally maintained Books and Records.

(e)                                  Corporate Records.  The stock records and minute books of the Company that have been provided to Parent fully reflect all minutes of meetings, resolutions and other material actions and proceedings of its stockholders, trustees and board of directors and all committees thereof, all issuances, transfers and redemptions of capital stock of which the Company is aware and contain true, correct and complete copies of its respective Certificate of Incorporation and Bylaws and all amendments thereto through the date hereof.

3.8                                 Undisclosed Liabilities.  Neither the Company nor any Company Subsidiary has any material Liability that is required to be reflected on the face of a balance sheet prepared in accordance with GAAP, except as (i) reflected in, reserved against or disclosed in the Company Financial Statements, (ii) disclosed in Section 3.8 of the Company Disclosure Schedule or in any of the documents set forth in the Company Disclosure Schedule, (iii) incurred in the ordinary course of business since the Balance Sheet Date, or (iv) would not have a Material Adverse Effect with respect to the Company.

3.9                                 [Reserved].

3.10                           Tax Matters.

(a)                                  Filing of Tax Returns.  Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, the Company and each Company Subsidiary have timely filed with the appropriate Taxing Authorities all material Tax Returns required to be filed.  The Tax Returns filed are complete and accurate in all material respects.  Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is the beneficiary of any extension of time within which to file any material Tax Return.

(b)                                 Payment of Taxes.  The unpaid Taxes of the Company and the Company Subsidiaries (i) did not, as of the Balance Sheet Date, materially exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Current Balance Sheet, and (ii) will not materially exceed that reserve as adjusted for operations and transactions through the Closing

Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns.  Since the Balance Sheet Date, neither the Company nor any Company Subsidiary has incurred any material Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)                                  Audits, Investigations or Claims.  Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, no material deficiencies for Taxes of the Company or the Company Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority.  Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, there are no material pending or ongoing audits of any Tax Returns of the Company or any Company Subsidiary by the relevant Taxing Authorities.  Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(d)                                 Liens.  There are no material Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of the assets of the Company or the Company Subsidiaries.

(e)                                  Prior Affiliated Groups.  Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, the Company and each Company Subsidiary is not and has not been, during any year for which the applicable statute of limitations with respect to the payment of Taxes has not yet expired, a member of an affiliated group of corporations within the meaning of Section 1504 of the Internal Revenue Code or of any group that has filed a combined, consolidated or unitary state, local or foreign Tax Return, other than a group in which the Company or any Company Subsidiary is the common parent.

(f)                                    Tax Sharing Agreements.  Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, there are no Tax sharing or Tax indemnity agreements or similar arrangements with respect to or involving the Company or the Company Subsidiaries.

(g)                                 Other Entity Liability.  Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has any material Liability for the Taxes of any Person (other than Taxes of the Company or the Company Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract or otherwise.

(h)                                 Tax Elections.  None of the Company or any of the Company Subsidiaries has (i) consented at any time under former Section 341(f)(1) of the Internal Revenue Code to have the provisions of former Section 341(f)(2) of the Internal Revenue Code apply to any disposition of any of its assets; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Internal Revenue Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Internal Revenue Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Internal Revenue Code; (iv) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Internal Revenue Code;

(v) made or will make a consent dividend election under Section 565 of the Internal Revenue Code; or (vi) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state, local or foreign Tax provision.

(i)                                     Listed Transactions and Tax Shelters.  Neither the Company nor any Company Subsidiary has entered into or participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any confidential corporate tax shelter within the meaning of Treasury Regulation Section 301.6111-2.

(j)                                     United States Real Property Holding Corporation.  The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code.

(k)                                  Reorganization.  The Company is not aware of any reason why the Merger will not qualify as a Reorganization.

3.11                           Litigation and Governmental Orders.  Except as set forth in Section 3.11 of the Company Disclosure Schedule, (i) there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, any of the assets or properties of the Company or any Company Subsidiary, or any of the directors and officers of the Company or any Company Subsidiary in their capacity as directors or officers of the Company or any Company Subsidiary, and (ii) the Company, each Company Subsidiary and their respective assets and properties, are not subject to any Governmental Order relating specifically to the Company, any Company Subsidiary or any of their respective assets or properties.

3.12                           Compliance with Laws.  To the Knowledge of the Company, the Company and each Company Subsidiary has conducted its respective part of the Business in material compliance with applicable Law.  Neither the Company nor any Company Subsidiary has received any notice to the effect that, or has otherwise been advised that, it is not in compliance with any such Laws, and the Company has no reason to anticipate that any existing circumstances are likely to result in any material violation of any of the foregoing.

3.13                           Permits.  The Company and the Company Subsidiaries has all material Permits required to allow the Company and the Company Subsidiaries to conduct the Business.  As of the date hereof, all of the Permits held by or issued to the Company and the Company Subsidiaries are in full force and effect, and the Company and the Company Subsidiaries are in material compliance with each such Permit held by or issued to it.

3.14                           Tangible Property.

(a)                                  Section 3.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of (i) each item of real property (excluding leasehold improvements) owned, as of the date hereof, by the Company or any Company Subsidiary (“Owned Real Property”), (ii) each item of real property leased from a third party, as of the date hereof, by the Company or any Company Subsidiary (“Leased Real Property”), the name of the third party lessor(s) thereof, the date and term of the lease contract and the rental rate relating thereto and all amendments thereof.  Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, either the Company or a Company Subsidiary has (i) legal, valid and marketable title to, and enjoys peaceful and undisturbed possession of, all Owned Real Property owned by it, and (ii) a valid and subsisting leasehold interest in, and enjoys peaceful and undisturbed possession of, all Leased Real Property leased by it, in each case free and clear of all Encumbrances, other than Permitted Encumbrances.  There are no pending or, to the knowledge of the Company, threatened condemnation proceedings relating to, or any pending or, to the knowledge of the Company, threatened Actions relating to, the Company’s leasehold interests in such Leased Real Property or any portion thereof.  Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, (i) each lease to which the Company or any Company Subsidiary is a party with respect to the Leased Real Property is in full force and effect and represents a legally valid and binding obligation of the Company or the Company Subsidiary which is a party thereto, and to the Knowledge of the Company, represents a legally valid and binding obligation of the other parties thereto, (ii) each of the Company and the Company Subsidiaries has performed, in all material respects, all obligations required to be performed by it under each of the leases with respect to the Leased Real Property to which it is a party, (iii) neither the Company or any Company Subsidiary is in material breach or violation of, or material default under, any of the leases with respect to the Leased Real Property to which it is a party, nor has the Company or any Company Subsidiary received any written notice that it has breached, violated or defaulted under any of such leases, and (iv) to the Knowledge of the Company, there is no breach by any other party or parties to any of the leases with respect to the Leased Real Property.

(b)                                 Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have legal and valid title to, or in the case of leased assets and properties, valid and subsisting leasehold interests in, all of the material tangible personal assets and properties used or held for use by the Company or any Company Subsidiary in connection with the conduct of the Business, free and clear of all Encumbrances other than Permitted Encumbrances.  All material personal property is in good condition, ordinary wear and tear excepted.

3.15                           Intellectual Property.

(a)                                  Section 3.15(a) of the Company Disclosure Schedule contains a true, correct and complete list of all material Proprietary Rights owned by the Company or any Company Subsidiary, including: (i) for each material patent and patent application (including, without limitation, petty patents and utility models and applications therefor, as applicable), the number, issue date, title and priority information for each country in which such patent has been issued, or the application number, date of filing, title and priority information for each country in which a patent application is pending, (ii) for each material registered trademark, tradename or service mark, the application serial number or registration number thereof, if applicable, the class of goods or the description of the goods or services covered thereby, the countries in which such tradename or trademark is registered, and the expiration date for each country in which such trademark or tradename has been registered, and (iii) for each material registered copyright, the number and date of registration thereof for each country in which a copyright has been registered.

(b)                                 Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, (i) the Company and the Company Subsidiaries own or have a valid right to use the material Proprietary Rights used by them in connection with the normal conduct of the Business as presently conducted by the Company and the Company Subsidiaries, and (ii) such Proprietary Rights will not cease to be valid rights of the Company and the Company Subsidiaries by reason of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated hereby.

(c)                                  As of the date hereof, neither the Company nor any Company Subsidiary has received since December 31, 2002 any written notice of (i) any alleged invalidity with respect to any of the material Proprietary Rights owned or used by the Company or any Company Subsidiary in connection with the normal conduct of the Business as presently conducted by the Company and the Company Subsidiaries, or (ii) any alleged material infringement of any rights of others due to any activity by the Company or any Company Subsidiary.  To the Knowledge of the Company, the use by each of the Company and each Company Subsidiary of the material Proprietary Rights owned and used by the Company and the Company Subsidiaries in connection with the normal conduct of the Business as presently conducted by the Company and the Company Subsidiaries do not infringe upon the valid Proprietary Rights of any third party.  To the Knowledge of the Company, no other Person is infringing in any way upon any material Proprietary Rights owned by the Company or a Company Subsidiary.

(d)                                 Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not have any material obligation to compensate any Person for the use of any of its Proprietary Rights nor has the Company and the Company Subsidiaries granted to any Person any license, option or other rights to use in any manner any of its material Proprietary Rights, whether requiring the payment of royalties or not, excluding obligations to compensate, or licenses, options and other rights granted to, any of the Company or the Company Subsidiaries.

3.16                           Certain Contracts.

(a)                                  Section 3.16 of the Company Disclosure Schedule contains a true, correct and complete list of all Contracts of the type referred to in clauses (i) through (x), inclusive, of this Section 3.16 to which the Company or any Company Subsidiary is a party and that, in the cases of clauses (ii), (iii), (iv), (vi) and (ix), would reasonably be expected to require expenditures by the Company or any Company Subsidiary in excess of $250,000 or would reasonably be expected to result in sales by the Company or any Company Subsidiary in excess of $2,000,000 per year and are not terminable upon sixty (60) days notice at any time without penalty (each, a “Listed Contract” and, collectively, the “Listed Contracts”):

(i)                  any note or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness by the Company or any Company Subsidiary or the Company’s or any Company Subsidiary’s guaranty of any obligation for the borrowing of money;

(ii)               Contracts, agreements, purchase orders or acknowledgement forms for the purchase, sale, lease or other disposition of the Company’s or any Company Subsidiary’s equipment, products, materials or capital assets, or for the performance of services;

(iii)            Contracts or agreements for the joint performance of work or services and all other joint venture agreements;

(iv)           Contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of the Company’s or any Company Subsidiary’s products or services;

(v)              Contracts or agreements containing covenants presently limiting, in any material respect, the freedom of the Company or any Company Subsidiary to do business or compete with any Person in any line of business or in any area or territory;

(vi)           Contracts not made in the ordinary course of business;

(vii)        Employment contracts, consulting contracts, contracts with independent contractors, severance agreements, “stay-bonus” agreements and similar arrangements, including Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers or directors of the Company or any Company Subsidiary providing for annual payments in excess of $100,000 or (B) that will result in the payment by, or the creation of any Liability of the Company, the Stockholders or Parent to pay any severance, termination, “golden parachute,” or other similar payments in excess of $100,000 to any present or former personnel or contractors following termination of employment or engagement or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

(viii)     Any agreements providing for material indemnification by the Company or any Company Subsidiary of any Person, excluding ordinary course commercial contracts;

(ix)             Any Contract with the federal, state or local government or any agency or department thereof;

(x)                Any Contract or other arrangement with a Related Party; and

(xi)             Any other Contract under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect on the Company, individually or in the aggregate.

True, correct and complete copies of each Listed Contract have been made available to Parent.

(b)                                 Except as set forth in Section 3.16 of the Company Disclosure Schedule, (i) except for Listed Contracts which expire pursuant to their terms, each Listed Contract is in full force and effect and represents a legally valid and binding obligation of the Company or the

Company Subsidiary which is a party thereto, and to the Knowledge of the Company, represents a legally valid and binding obligation of the other parties thereto, (ii) each of the Company and the Company Subsidiaries has performed, in all material respects, all obligations required to be performed by it under each of the Listed Contracts to which it is a party, (iii) neither the Company or any Company Subsidiary is in material breach or violation of, or material default under, any of the Listed Contracts to which it is a party, nor has the Company or any Company Subsidiary received any written notice that it has materially breached, violated or defaulted under any of the Listed Contracts to which it is a party, and (iv) to the Knowledge of the Company, there is no material breach by any other party or parties to any of the Listed Contracts.

3.17                           Employee Benefit Matters.

(a)                                  Section 3.17(a) of the Company Disclosure Schedule contains a true, correct and complete list of each material employee benefit plan, program or arrangement (including, without limitation, any “employee benefit plan” as defined in Section 3(3) of ERISA) maintained or contributed to by the Company or any Company Subsidiary, or under which current or former employees of the Company, or any Company Subsidiary benefit (each, a “Company Benefit Plan” and, collectively, the “Company Benefit Plans”).  The Company has made available to Parent and its agents and representatives copies of (i) each Company Benefit Plan, (ii) the most recent annual report (Form 5500) required to be filed with the IRS with respect to each such Company Benefit Plan, (iii) each trust agreement relating to each such Company Benefit Plan, (iv) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any such Company Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code and (vi) the most recent actuarial report for each Company Title IV Plan.  Section 3.17(a) of the Company Disclosure Schedule identifies each Company Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code (each, a “Company Title IV Plan”).  Sections 3.17(a) of the Company Disclosure Schedule identifies each Company Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (each, a “Company Multiemployer Plan”).

(b)                                 Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, each Company Benefit Plan is in material compliance with the applicable requirements of ERISA and the Internal Revenue Code and no event has occurred and there exists no condition or set of circumstances in connection with which the Company, any Company Subsidiary or any Company Benefit Plan could be subject to any material liability under the terms of such Company Benefit Plans, ERISA, the Internal Revenue Code or any other material applicable Law other than in the ordinary course.

(c)                                  Section 3.17(c) of the Company Disclosure Schedule contains a true, correct and complete list of (i) each material severance agreement and plan of the Company and each Company Subsidiary with or relating to their respective employees and (ii) each material plan and agreement of the Company and each Company Subsidiary with or relating to its respective employees which provide for acceleration of benefits or payments upon a change in control.  A true, correct and complete copy of each of the agreements and plans set forth in

Section 3.17(c) of the Company Disclosure Schedule have been made available to Parent and its agents and representatives.

(d)                                 With regard to each Company Benefit Plan (other than a Company Multiemployer Plan) that is intended to be qualified under Section 401(a) of the Internal Revenue Code, no fact or event has occurred that could reasonably be expected to materially adversely affect the qualified status of any such Company Benefit Plan.

(e)                                  Except for the Company Subsidiaries, there are no other entities which are considered as a single employer with the Company or a Company Subsidiary under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

(f)                                    There have been no material changes in any Company Title IV Plan or the funded status of a Company Title IV Plan since the latest actuarial report for each Company Title IV Plan made available to Parent. With respect to each Company Title IV Plan (A) no reportable event (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred or is expected to occur, (B) there is not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Internal Revenue Code), whether or not waived; (C) all “required installments” within the meaning of Section 412(m) of the Internal Revenue Code and Section 302(e) of ERISA, whichever may apply have been made when due; (D) neither the Company nor any Company Subsidiary is required to provide security under Section 401(a)(29) of the Internal Revenue Code, (E) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation (“PBGC”), (F) no filing has been made by the Company or any Company Subsidiary with the PBGC and no proceeding has been commenced by the PBGC to terminate any Company Benefit Plan and no condition exists which could constitute grounds for the termination of any such Company Benefit Plan by the PBGC.

(g)                                 With respect to each Company Multiemployer Plan, (A) neither the Company, nor any Company Subsidiary has incurred any withdrawal liability under § 4201 of ERISA nor does the Company or any Company Subsidiary expect to withdraw in a “complete withdrawal” or “partial withdrawal” within the meaning of Section 4203 and 4205 of ERISA, (B) all contributions required to be made to any such Company Benefit Plan have been timely made, and (C) to the best knowledge of the Company, no such Company Multiemployer Plan has been terminated or has been in or is about to be in reorganization under ERISA so as to result directly or indirectly in any increase in contributions under Section 4243 of ERISA or in liability contingent or otherwise to the Company or any Company Subsidiary.

(h)                                 Except as set forth on Section 3.17(h) of the Company Disclosure Schedule the execution and delivery of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any individual.  Except as set forth on Section 3.17(h) of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this

Agreement by any employee, officer or director of the Company or any of its subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

3.18                           Labor Matters.  Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of each of the Company’s and the Company Subsidiaries’ labor agreements with any labor organization, group or association with respect the Company’s and the Company Subsidiaries’ employees, true and correct copies of which have previously been provided to Parent. There is no labor strike, labor disturbance or work stoppage pending against the Company or any Company Subsidiary.  Except as set forth in Section 3.18 of the Company Disclosure Schedule, the Company and each Company Subsidiary is in material compliance with all applicable material Laws respecting employment practices, workers’ compensation, occupational safety, plant closing, terms and conditions of employment and wages and hours.  Except as set forth in Section 3.18 of the Company Disclosure Schedule, as of the date of this Agreement, (a) there is no material unfair labor practice charge or complaint against the Company or any Company Subsidiary pending before the National Labor Relations Board or any comparable state agency, and (b) there is no material complaint, charge or claim pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary with any Governmental Authority, arising out of, in connection with, or otherwise relating to the employment by the Company or any Company Subsidiary of any individual.

3.19                           Environmental Matters.  Except as set forth in Section 3.19 of the Company Disclosure Schedule:

(a)                                  Compliance.  The Company and the Company Subsidiaries are in compliance in all material respects with all Environmental Laws, and has for the past five (5) years, been in compliance in all material respects with all Environmental Laws.  There are no facts or circumstances that could reasonably be expected to result in: (i) any written claim by any third party, including any Governmental Authority, that the Company or any Company Subsidiary has violated or is in violation, in each case, in any material respect, of any Environmental Laws, or (ii) other than as contemplated in the Company’s capital expenditure plan as of the date hereof, any material expenditures in the next three (3) years to maintain or achieve compliance with any existing or formally proposed Environmental Laws.

(b)                                 Permits.  The Company and the Company Subsidiaries possess all material Permits required by any Environmental Law for the conduct of the Business as currently conducted, and all such Permits are valid, current, uncontested, and in full force and effect.  The Company and the Company Subsidiaries are in compliance in all material respects with all terms and conditions of all such Permits and have, for the past five (5) years, operated in compliance in all material respects with all terms and conditions of such Permits.  There are no facts or circumstances that could reasonably be expected to result in:  (i) any written claim by any third party, including any Governmental Authority, of noncompliance by the Company or any Company Subsidiary in any material respects with any term or condition of any Permit, or (ii) other than as contemplated in the Company’s capital expenditure plan as of the date hereof, any material expenditures in the next three (3) years to maintain or achieve compliance with any Permit or to obtain any new Permit required for the conduct of the Business.

(c)                                  Environmental Claims.  There are no existing or threatened material Environmental Claims against the Company or any Company Subsidiary.  The Company and the Company Subsidiaries have not received any notification from any party regarding any material Environmental Claim, and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to result in a material Environmental Claim against the Company or any Company Subsidiary.  By way of example only (and not by way of limitation), there are no facts or circumstances that could reasonably be expected to result in a written claim of any actual, or potential responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release at any location of any Hazardous Substance used, generated, disposed or transported by the Company or any Company Subsidiary, in each case that could reasonably be expected to result in a material Environmental Claim against the Company or any Company Subsidiary.

(d)                                 Hazardous Substances.  Except in compliance in all material respects with all Environmental Laws, there have been no releases of any Hazardous Substances by the Company or any Company Subsidiary, its agents or contractors (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping) on, upon or into the Company’s Facilities, or on, upon or into any off-site facility.  In addition, to the Knowledge of the Company, there have been no such releases by predecessors of the Company and the Company Subsidiaries that could reasonably be expected to result in material liability to the Company or any Company Subsidiary.  The products of the Company and each Company Subsidiary do not contain asbestos.  The products of the Company and, with respect to any Company Subsidiary or business unit which has been acquired by the Company, since the date of such acquisition, such Company Subsidiary’s or business unit’s products, have never contained, asbestos.  With respect to any Company Subsidiary or business unit which has been acquired by the Company, to the knowledge of the Company, prior to the Company’s acquisition of such Company Subsidiary or business unit, such Company Subsidiary’s or business unit’s products have never contained asbestos.

(e)                                  Environmental Indemnities.  The Company and the Company Subsidiaries are not a party, whether as a direct signatory or as successor, assign or third-party beneficiary, or otherwise bound, to any lease or other Contract (excluding insurance policies disclosed on the Schedules) under which the Company or any Company Subsidiary is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions.

(f)                                    No Releases.  The Company and the Company Subsidiaries have not released any other Person from any material claim under any Environmental Law or waived any material rights concerning any Environmental Condition.

(g)                                 Conditions.  There are no conditions at any of the Company’s Facilities which could reasonably be expected to give rise to any material Environmental Claim against the Company or any Company Subsidiary or result in any material liability against the Company or any Company Subsidiary under any Environmental Law, and, to the Knowledge of the Company, there are no conditions at any off-site facility which could reasonably be expected to give rise to any material Environmental Claim against the Company or any Company Subsidiary or result in any material liability against the Company or any Company Subsidiary under any Environmental Law.

(h)                                 Environmental Reports.  Complete and accurate copies of the Environmental Reports, as well as all other written environmental reports, audits or assessments, which have been conducted, by the Company or any Company Subsidiary or any Person engaged by the Company or any Company Subsidiary for such purpose, at any facility owned or formerly owned by the Company or any Company Subsidiary have been made available to Parent.

3.20                           Brokers.  Except for Trimaran Fund Management, LLC, Lehman Brothers and Kohlberg Kravis Roberts & Co., L.P., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of the Company.

3.21                           Absence of Certain Changes or Events.  Since the Balance Sheet Date to the date of this Agreement, and except as set forth in Section 3.21 of the Company Disclosure Schedule or as contemplated by this Agreement, there has not been:

(a)                                  any material damage, destruction or loss to any of the material assets or properties of the Company or any Company Subsidiary;

(b)                                 any redemption, purchase or other acquisition by the Company or any Company Subsidiary of any shares of Company Common Stock or Company Preferred Stock, or any Company Options or Company Warrants;

(c)                                  any declaration, accrual, setting aside or payment of any dividend or any other distribution in respect of any shares of capital stock, or any repurchase, redemption or other reacquisition of any shares of capital stock or other securities (except for purchases by the Company of Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

(d)                                 any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the fixed assets of the Company or any Company Subsidiary having a value individually exceeding $150,000;

(e)                                  any acquisition (by merger, consolidation, or acquisition of stock or assets) by the Company or any Company Subsidiary of any corporation, partnership or other business organization or division thereof for consideration individually in excess of $100,000;

(f)                                    except as reflected in the Company Financial Statements or other than in the ordinary course of business consistent with past practice, (i) any incurrence by the Company of any indebtedness for borrowed money, (ii) any issuance by the Company of any debt securities, or (iii) any assumption, granting, guarantee or endorsement, or other accommodation arrangement making the Company responsible for, the indebtedness for borrowed money of any Person;

(g)                                 except as may be reflected in the Company Financial Statements, any material change in any method of accounting or accounting practice used by the Company, other than such changes required by GAAP;

(h)                                 any event, development or change that would reasonably be expected to result in a Material Adverse Effect with respect to the Company;

(i)                                     (i) any employment, deferred compensation, severance or similar agreement entered into or amended by the Company or any Company Subsidiary, except any employment or severance agreement providing for compensation of less than $100,000 per annum entered into in the ordinary course of business, (ii) increase in the compensation payable or to become payable by it to any of the Company’s or any of the Company Subsidiaries’ directors or officers, or (iii) any increase in the coverage or benefits available under any Company Benefit Plan, severance pay, termination pay, vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives, other than, in the case of (ii) and (iii) above, normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company; or

(j)                                     any agreement to take any actions specified in this Section 3.21, except as set forth in this Agreement.

3.22                           Insurance Matters.

(a)                                  Section 3.22(a) of the Company Disclosure Schedule contains a true, correct and complete list (specifying the insurer, the policy number or covering note number with respect to binders and the limits, and the aggregate limit, if any, of the insurer’s liability thereunder) of all material policies or binders of fire, liability, errors and omissions, workers’ compensation, vehicular, and other material insurance held by or on behalf of the Company and the Company Subsidiaries as of the date hereof (“Business Insurance Policies”).

(b)                                 As of the date hereto, all of the Business Insurance Policies are in full force and effect.  Neither the Company nor any Company Subsidiary is in default with respect to any material provision contained in any such Business Insurance Policy.  The Company and the Company Subsidiaries have not received any written notice of cancellation or non-renewal of any such Business Insurance Policy.  The Company and the Company Subsidiaries have not received any written notice from any of its insurance carriers that any premiums will be materially increased in the future or that any insurance coverage under the Business Insurance Policies will not be available in the future on substantially the same terms as currently in effect.

3.23                           Accounts Receivable.

(a)                                  Except as set forth on Section 3.23(a) of the Company Disclosure Schedule, the accounts and notes receivable reflected in the Most Recent Company Financial Statements, and all accounts or notes receivable arising since the date of the Most Recent

Company Financial Statements, (i) represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date of recording thereof, and (ii) are current and, to the Company’s Knowledge, will be collected in full when due, without any counterclaim or set off, and are not subject to any dispute or threat of non-payment (net of the allowance for doubtful accounts set forth on the Most Recent Company Financial Statements). All the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements.

(b)                                 Section 3.23(b) of the Company Disclosure Schedule contains an accurate and complete list as of November 30, 2004 of all loans and advances made by the Company to any Company Employee, other than routine travel or relocation advances made to employees in the ordinary course of business, which loans and advances do not materially differ from the loans and advances as of the date of this Agreement.

3.24                           Customers.  Except as set forth on Section 3.24 of the Company Disclosure Schedule, to the Company’s Knowledge, since the Balance Sheet Date, there has been no actual or threatened termination of any material customer account of the Company or any Company Subsidiary or group of accounts of the Company or any Company Subsidiary or actual or threatened material reduction in purchases or royalties payable by any such customer or group or occurrence of any event that is likely to result in any such termination or reduction.

3.25                           Suppliers.  Section 3.25 of the Company Disclosure Schedule sets forth a complete and accurate list of the names and addresses of the ten (10) suppliers with the greatest dollar volume of sales to the Company during the last fiscal year and during the period from January 1, 2004 through November 30, 2004, showing the approximate total purchases in dollars by the Company and the Company Subsidiaries from each such supplier during such fiscal year and period.  Since the Balance Sheet Date, there has been no material adverse change in the business relationship of the Company or any Company Subsidiary with any supplier named on Section 3.25 of the Company Disclosure Schedule.  The Company and the Company Subsidiaries have not received any written communication from any supplier named on Section 3.25 of the Company Disclosure Schedule of any intention to return, terminate or materially reduce services or supplies to the Company or the Company Subsidiaries.

3.26                           Affiliate Transactions.  Section 3.26 of the Company Disclosure Letter lists, as of the date hereof, all agreements and arrangements by or between the Company or any Company Subsidiary, on the one hand, with or for the benefit of any current or former stockholder, partner, officer or other Affiliate of the Company or any Company Subsidiary or any of such Person’s Affiliates, or any entity in which any such Person has a direct or indirect material interest, other than the agreements set forth in this Agreement and the Ancillary Agreements (such agreements, “Affiliate Agreements”).  Section 3.26 of the Company Disclosure Letter lists all payments of any kind since December 31, 2003 through the date hereof, from the Company or any Company Subsidiary, to or for the benefit of any current or former partner, officer or other Affiliate of the Company or any Company Subsidiary or any of such Person’s Affiliates, or any entity in which any such Person has a direct or indirect material interest.  All outstanding debts and other obligations of the Company or any Company Subsidiary to any Affiliate were incurred in return for fair and adequate consideration paid or delivered by them in cash or other property.  All debts of any of the officers or the respective

Affiliates of the Company or any Company Subsidiary to the Company or any Company Subsidiary are reflected on the Financial Statements.

3.27                           Company SEC Reports.  The Company has filed with the SEC, and has heretofore made available (provided that all documents filed by the Company electronically with the SEC and publicly available prior to the date hereof shall be deemed available) to Parent true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto) required to be filed with the SEC since January 1, 2002 under the Securities Act or the Exchange Act (collectively, the “Company SEC Reports”). As of their respective dates, such Company SEC Reports (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SIGNING STOCKHOLDERS

Each Signing Stockholder hereby represents and warrants, severally and not jointly, to Parent and Merger Sub as follows:

4.1                                 Authorization.  Such Signing Stockholder has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and has taken all actions necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by such Signing Stockholder and is, and upon the execution and delivery thereof each Ancillary Agreement to which it is a party will be, a valid and binding obligation of such Signing Stockholder, enforceable against such Signing Stockholder in accordance with its terms, except that enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.2                                 No Conflict or Violation; Consents.  The execution and delivery by such Signing Stockholder of this Agreement and the Ancillary Agreements to which such Signing Stockholder is a party, the performance by such Signing Stockholder of its obligations hereunder and thereon, and the consummation by such Signing Stockholder of the transactions contemplated hereby and thereby, does not and will not (i) conflict with or result in a violation of any Governmental Order or Law applicable to such Signing Stockholder or its assets or properties, or (ii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties such Signing Stockholder pursuant to, any contract to which such Signing Stockholder is a party, or by which any of the assets or properties of such Signing Stockholder is bound or affected

4.3                                 Securities Laws.  With respect to each Signing Stockholder who is an Accredited Signing Stockholder, such Signing Stockholder represents that it is acquiring the Merger Shares, including the Issuable Contingent Stock, if any, for its own account, not as a nominee or agent, for investment and not with a view to the distribution thereof in violation of any applicable securities Law.

4.4                                 Resale Restrictions.  With respect to each Signing Stockholder who is an Accredited Signing Stockholder, such Signing Stockholder understands that (i) the Merger Shares, including the Issuable Contingent Stock, if any, have not been, registered or qualified under any securities Laws, including the Securities Act, by reason of their issuance in a transaction or transactions exempt from the registration or qualification requirements of such Laws, (ii) such Merger Shares, including the Issuable Contingent Stock, if any, must be held indefinitely unless a subsequent disposition thereof is registered or qualified under all applicable securities Laws or is exempt from such registration or qualification, and (iii) that the Merger Shares, including the Issuable Contingent Stock, if any, are being issued pursuant to an exemption from registration under the Securities Act based in part upon the Accredited Signing Stockholders’ representations, warranties and acknowledgements contained herein.

4.5                                 Legends.  With respect to the Signing Stockholders who are Accredited Signing Stockholders, such Signing Stockholders acknowledge that the Certificates representing the Merger Shares, including the Issuable Contingent Stock, if any, shall bear the following legend, in addition to any other legend required by Law or otherwise:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS.  NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OPTION, LOAN OR OTHER DISPOSITION (A “TRANSFER”) MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT OR THE RULES AND REGULATIONS IN EFFECT THEREUNDER, AND IN COMPLIANCE WITH APPLICABLE PROVISIONS OF STATE SECURITIES LAWS.”

4.6                                 Experience; Accredited Investor Status.  With respect to each Signing Stockholder who is an Accredited Signing Stockholder, such Signing Stockholder has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of its acquisition of the Merger Shares, including the Issuable Contingent Stock, if any, and has the capacity to protect its own interests.  Such Accredited Signing Stockholder confirms that Parent has given such Accredited Signing Stockholder the opportunity to ask questions of the officers and management employees of Parent, and to acquire information about the business and financial condition of Parent, and to access the materials made available in the data room located online.  Such Accredited Signing Stockholder acknowledges that such discussions, as well as any written information provided by Parent, were intended to describe the aspects of Parent’s business and prospects which Parent believes to be material, but were not necessarily a thorough or exhaustive description, and except as expressly set forth in this Agreement, Parent makes no representation and warranty with respect to the completeness of such information.  Some of such information may include forward-looking information, such as projections as to the future performance and financial results of Parent, which forward-looking information, including projections, may not be realized, are based on assumptions which may not prove to be correct and are subject to numerous factions beyond Parent’s control.  Such Accredited Signing Stockholder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.  Such Accredited Signing Stockholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of acquiring the Merger Shares, including the Issuable Contingent Stock, if any.

4.7                                 Title to Shares.  As of the date hereof and not as of the Effective Time, such Signing Stockholder is the sole record and beneficial owner, free and clear of any and all Encumbrances, of the shares of the Company’s capital stock and the options and the warrants to acquire the Company’s capital stock set forth opposite such Signing Stockholder’s name on Annex I hereto, and such shares of capital stock, options and warrants constitute all of the shares of the Company’s capital stock and all options, warrants and other rights to acquire the Company’s capital stock beneficially owned or held of record by such Signing Stockholder.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

On or prior to the date of the execution and delivery of this Agreement, Parent and Merger Sub shall deliver to the Company a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Parent Disclosure Schedule”).  Any exception or qualification set forth in the Parent Disclosure Schedule with respect to a particular representation, warranty or covenant contained herein shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement to which such exception or qualification is reasonably apparent on its face to be applicable, whether or not such exception or qualification is so numbered.  Nothing in the Parent Disclosure Schedule is intended to broaden the scope of any representation or warranty of Parent or Merger Sub contained herein.  Subject to the exceptions and qualifications set forth in the Parent Disclosure Schedule, Parent and Merger Sub hereby represent and warrant to the Company as follows:

5.1                                 Authority.  Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, have been duly authorized by the Board of Directors of each of Parent and Merger Sub and Parent as the sole stockholder of Merger Sub and no other corporate action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement by Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder or the consummation by each of Parent and Merger Sub of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (ii) the effect of Laws and general principles of equity, including, Laws and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.2                                 Organization.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business in all material respects as currently conducted.  Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by Parent and Merger Sub to be so qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect with respect to Parent.  Each jurisdiction in which either of Parent or Merger Sub is qualified to do business as a foreign corporation is set forth on Section 5.2 of the Parent Disclosure Schedule.  True and complete copies of the Certificate of Incorporation (the “Parent Certificate of Incorporation”) and Bylaws (the “Parent Bylaws”) of Parent, each as amended and in effect as of the date of this Agreement, have been provided to the Company.

5.3                                 Capitalization.

(a)                                  Authorized Capitalization.  As of the date of this Agreement, the authorized capitalization of Parent consists of 65,000 shares of Parent Stock, and 5,000 shares of Preferred Stock of Parent, par value $0.01 per share.  As of the date of this Agreement, 24,802.8 shares of Parent Stock are issued and outstanding, and no additional shares of capital stock of Parent will be issued after the date hereof except for shares issued in connection with the exercise of Parent Options.  Parent has no other capital stock authorized, issued or outstanding.  Section 5.3(a) of the Parent Disclosure Schedule sets forth the name of each holder of shares of Parent Stock, as well as the number of shares of Parent Stock held by each such holder. As of the date hereof and as of the Effective Time, there are no declared but unpaid dividends or distributions on any of the capital stock of Parent.

(b)                                 Options.  As of the date of this Agreement, 2,410.2 shares of Parent Stock are reserved for issuance upon the exercise of outstanding Parent Options.  Section 5.3(b) of the Parent Disclosure Schedule sets forth the name of each holder of Parent Options, as well as the number of Parent Options held by each such holder, the number of shares of Parent Stock for which each such Parent Option is exercisable, the date upon which each such Parent Option becomes exercisable and the price per share of Parent Stock for which each such Parent Option is exercisable (without taking into account whether or not such Parent Option is in fact exercisable on the date hereof).  Parent has delivered to the Company accurate and complete copies of each Parent Option and the Parent Option Plan, including all amendments thereto.

(c)                                  No Other Capital Stock, Options, Warrants or Other Rights.  Except for the Parent Options referred to above, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of Parent.  Except for the aggregate of 3,243.6 shares of Parent Common Stock reserved for issuance upon exercise of the Parent Options, no shares of capital stock of Parent are reserved for issuance.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights relating to the equity of Parent, whether or not settled in cash or in equity securities.

(d)                                 Valid Issuances.  All outstanding shares of Parent Stock are, and any shares of Parent Stock issued upon exercise of any Parent Option will be, validly issued, fully paid and non-assessable and not subject to any preemptive rights created by statute, Parent’s Certificate of Incorporation or Bylaws, or any Contract, and have been or will be issued in compliance with all federal and state corporate and securities laws.  The Parent Options have been issued in compliance with all federal and state corporate and securities laws.  There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of capital stock of Parent.

(e)                                  Stockholder Agreements. Except as set forth on Section 5.3(e) of the Parent Disclosure Schedule, there are no stockholder agreements, voting trusts, proxies or other arrangements, agreements or understandings which affect, restrict or relate to voting, giving of written consents, dividend rights or transferability of shares with respect to the capital stock of Parent.

5.4                                 Parent Subsidiaries.

(a)                                  Section 5.4(a) of the Parent Disclosure Schedule sets forth (i) the legal name and jurisdiction of organization of each Subsidiary of Parent (each, a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), (ii) the authorized capital stock or other equity interest of each Parent Subsidiary, (iii) the number and designation of all issued and outstanding shares of capital stock or other equity interest of each Parent Subsidiary (collectively, the “Parent Subsidiary Shares”), and (iv) the current, direct and indirect, percentage ownership of the outstanding Parent Subsidiary Shares by Parent.  Other than the Parent Subsidiaries set forth in Section 5.4(a) of the Parent Disclosure Schedule, there are no other Persons in which Parent or any Parent Subsidiary owns, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire such an equity interest.  Except as set forth in Section 5.4(a) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary is a member of any partnership or limited liability company, nor is Parent or any Parent Subsidiary a participant in any joint venture or similar arrangement constituting a legal entity.

(b)                                 Each of the Parent Subsidiaries is duly organized or formed and validly existing under the laws of its respective jurisdiction of organization, and has the requisite organizational power and authority to own, operate or lease the respective properties and assets now owned, operated or leased by it, and to carry on its respective business in all material respects as currently conducted by each such Parent Subsidiary.  Each of the Parent Subsidiaries is duly qualified to do business as a foreign organization, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by the Company and other Parent Subsidiaries to be so qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect with respect to Parent.  True and complete copies of the organizational documents of each Parent Subsidiary, each as amended and in effect as of the date of this Agreement, have been made available to the Company.

(c)                                  As of the date hereof, there are no outstanding options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments of any kind or character, whether written or oral, to which Parent or any Parent Subsidiary is a party, or by which any of them are bound, obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity interests of any Parent Subsidiary.

(d)                                 There are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, to which Parent or any Parent Subsidiary is a party, or by which any of them are bound, obligating Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any issued and outstanding Parent Subsidiary Shares, (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Parent Subsidiary, and (iii) to the Knowledge of Parent, except as set forth in their respective organizational documents, no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which Parent or any Parent Subsidiary is a party, or by which any of them are bound, with respect to the governance of any Parent Subsidiary or the voting or transfer of any Parent Subsidiary Shares.

5.5                                 Conflicts.  Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 5.6 have been obtained or made, and except as set forth in Section 5.5 of the Parent Disclosure Schedule, the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, does not and will not (i) conflict with or result in a violation of the organizational documents of Parent or Merger Sub, (ii) conflict with or result in a violation of any Governmental Order or Law applicable to Parent or Merger Sub or the assets or properties of Parent or Merger Sub, or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of Parent or any Parent Subsidiary pursuant to, any Contract to which

Parent or any Parent Subsidiary is a party, or by which any of the assets or properties of Parent or any Parent Subsidiary is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 5.5, as would not reasonably be expected to have a Material Adverse Effect with respect to Parent.

5.6                                 Consents, Approvals, Etc.  No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or other Person is required to be made or obtained by Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement by Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder, or the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, except (i) the filing of the Certificate of Merger pursuant to the DGCL, (ii) applicable requirements, if any, under the DGCL, federal or state securities or “blue sky” Laws, (iii) the requirements of the HSR Act and any Laws of foreign jurisdictions relating to anti-trust or competition, and (iv) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, when taken together with all other such failures by Parent or any Parent Subsidiary, reasonably be expected to have a Material Adverse Effect with respect to Parent.

5.7                                 Financial Statements.

(a)                                  Financial Statements.  Parent has prepared, or caused to be prepared, and provided to the Company the audited consolidated financial statements of Parent (including the balance sheet and the related statements of income and cash flows) as of and for each of the twelve month periods ended December 31, 2002 and December 31, 2003, respectively (the “Audited Parent Financial Statements”), and unaudited financial statements of Parent (including the balance sheet and the related statements of income and cash flows) as of and for the nine month period ended September 30, 2004 (the “Unaudited Parent Financial Statements” and, together with the Audited Parent Financial Statements, the “Parent Financial Statements”).  Except as set forth therein, the Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and with each other (except that the Unaudited Parent Financial Statements may not contain all of the notes required by GAAP), and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Parent as of the respective dates and during the respective periods indicated therein, subject in the case of the Unaudited Parent Financial Statements to normal recurring year-end adjustments.

(b)                                 Internal Controls.  Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)                                  Books and Records.  The Books and Records, taken as a whole, fairly reflect in all material respects the activities of Parent and the Parent Business.

(d)                                 All Accounts Recorded.  Parent has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the normally maintained Books and Records.

(e)                                  Corporate Records.  The stock records and minute books of Parent that have been provided to the Company fully reflect all minutes of meetings, resolutions and other material actions and proceedings of its stockholders, trustees and board of directors and all committees thereof, all issuances, transfers and redemptions of capital stock of which Parent is aware and contain true, correct and complete copies of its respective Certificate of Incorporation and Bylaws and all amendments thereto through the date hereof.

5.8                                 Undisclosed Liabilities.  Neither Parent nor any Parent Subsidiary has any material Liability that is required to be reflected on the face of a balance sheet prepared in accordance with GAAP, except as (i) reflected in, reserved against or disclosed in the Parent Financial Statements, (ii) disclosed in Section 5.8 of the Parent Disclosure Schedule or in any of the documents set forth in the Parent Disclosure Schedule, (iii) incurred in the ordinary course of business since September 30, 2004, or (iv) would not have a Material Adverse Effect with respect to Parent.

5.9                                 [Reserved].

5.10                           Tax Matters.

(a)                                  Filing of Tax Returns.  Except as set forth on Section 5.10(a) of the Parent Disclosure Schedule, Parent and each Parent Subsidiary have timely filed with the appropriate Taxing Authorities all material Tax Returns required to be filed.  The Tax Returns filed are complete and accurate in all material respects.  Except as set forth on Section 5.10(a) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary is the beneficiary of any extension of time within which to file any material Tax Return.

(b)                                 Payment of Taxes.  The unpaid Taxes of Parent and the Parent Subsidiaries (i) did not, as of September 30, 2004 materially exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on Parent’s September 30, 2004 balance sheet, and (ii) will not materially exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Parent and the Parent Subsidiaries in filing their Tax Returns.  Since September 30, 2004, neither Parent nor any Parent Subsidiary has incurred any material Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)                                  Audits, Investigations or Claims.  Except as set forth in Section 5.10(c) of the Parent Disclosure Schedule, no material deficiencies for Taxes of Parent or the Parent Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority.  Except as set forth on Section 5.10(c) of the Parent Disclosure Schedule, there are no material pending or ongoing audits of any Tax Returns of Parent or any Parent Subsidiaries by the relevant Taxing Authorities.  Except as set forth on Section 5.10(c) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(d)                                 Liens.  There are no material Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of the assets of Parent or the Parent Subsidiaries.

(e)                                  Prior Affiliated Groups.  Except as set forth in Section 5.10(e) of the Parent Disclosure Schedule, Parent and each Parent Subsidiary is not and has not been, during any year for which the applicable statute of limitations with respect to the payment of Taxes has not yet expired, a member of an affiliated group of corporations within the meaning of Section 1504 of the Internal Revenue Code or of any group that has filed a combined, consolidated or unitary state, local or foreign Tax Return, other than a group of which Parent or any Parent Subsidiary is the common parent.

(f)                                    Tax Sharing Agreements.  Except as set forth in Section 5.10(f) of the Parent Disclosure Schedule, there are no Tax sharing or Tax indemnity agreements or similar arrangements with respect to or involving Parent or the Parent Subsidiaries.

(g)                                 Other Entity Liability.  Except as set forth in Section 5.10(g) of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries has any material Liability for the Taxes of any Person (other than Taxes of Parent or the Parent Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract or otherwise.

(h)                                 Tax Elections.  None of Parent or any of the Parent Subsidiaries has (i) consented at any time under former Section 341(f)(1) of the Internal Revenue Code to have the provisions of former Section 341(f)(2) of the Internal Revenue Code apply to any disposition of any of its assets; (ii)  agreed, or is required, to make any adjustment under Section 481(a) of the Internal Revenue Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Internal Revenue Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Internal Revenue Code; (iv) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Internal Revenue Code; (v) made or will make a consent dividend election under Section 565 of the Internal Revenue Code; or (vi) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state, local or foreign Tax provision.

(i)                                     Listed Transactions and Tax Shelters.  Neither the Parent nor any Parent Subsidiary has entered into or participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any confidential corporate tax shelter within the meaning of Treasury Regulation Section 301.6111-2.

(j)                                     Reorganization.  Parent is not aware of any reason why the Merger will not qualify as a Reorganization.

5.11                           Litigation and Governmental Orders.  Except as set forth in Section 5.11 of the Parent Disclosure Schedule, (i) there are no Actions pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary, any of the assets or properties of Parent or any Parent Subsidiary, or any of the directors and officers of Parent or any Parent Subsidiary in their capacity as directors or officers of Parent or any Parent Subsidiary, and (ii) Parent, each Parent Subsidiary and their respective assets and properties, are not subject to any Governmental Order relating specifically to Parent, any Parent Subsidiary or any of their respective assets or properties.

5.12                           Compliance with Laws.  To the Knowledge of Parent, Parent and each Parent Subsidiary has conducted its respective part of the Parent Business in material compliance with applicable Law.  Except as set forth on Schedule 5.12 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary has received any notice to the effect that, or has otherwise been advised that, it is not in compliance with any such Laws, and Parent has no reason to anticipate that any existing circumstances are likely to result in any material violation of any of the foregoing.

5.13                           Permits.  Parent and the Parent Subsidiaries have all material Permits required to allow Parent and the Parent Subsidiaries to conduct the Parent Business.  As of the date hereof, all of the Permits held by or issued to Parent and the Parent Subsidiaries are in full force and effect, and Parent and the Parent Subsidiaries are in material compliance with each such Permit held by or issued to it.

5.14                           Tangible Property.

(a)                                  Section 5.14(a) of the Parent Disclosure Schedule contains a true, correct and complete list of (i) each item of real property (excluding leasehold improvements) owned, as of the date hereof, by Parent or any Parent Subsidiary (“Parent Owned Real Property”), (ii) each item of real property leased from a third party, as of the date hereof, by Parent or any Parent Subsidiary (“Parent Leased Real Property”), the name of the third party lessor(s) thereof, the date and term of the lease contract and the rental rate relating thereto and all amendments thereof.  Except as set forth in Section 5.14(a) of the Parent Disclosure Schedule, either Parent or a Parent Subsidiary has (i) legal, valid and marketable title to, and enjoys peaceful and undisturbed possession of, all Parent Owned Real Property owned by it, and (ii) a valid and subsisting leasehold interest in, and enjoys peaceful and undisturbed possession of, all Parent Leased Real Property leased by it, in each case free and clear of all Encumbrances, other than Permitted Encumbrances.  There are no pending or, to the knowledge of Parent, threatened condemnation proceedings relating to, or any pending or, to the knowledge of Parent, threatened Actions relating to, Parent’s leasehold interests in such Parent Leased Real Property or any portion thereof.  Except as set forth in Section 5.14(a) of the Parent Disclosure Schedule, (i) each lease to which Parent or any Parent Subsidiary is a party with respect to the Parent Leased Real Property is in full force and effect and represents a legally valid and binding obligation of Parent or the Parent Subsidiary which is a party thereto, and to the Knowledge of Parent, represents a legally valid and binding obligation of the other parties thereto, (ii) each of Parent and the Parent Subsidiaries has performed, in all material respects, all obligations required to be performed by it under each of the leases with respect to the Parent Leased Real Property to which it is a party, (iii) neither Parent or any Parent Subsidiary is in material breach or violation of, or material default under, any of the leases with respect to the Parent Leased Real Property to which it is a party, nor has Parent or any Parent Subsidiary received any written notice that it has breached, violated or defaulted under any of such leases, and (iv) to the Knowledge of Parent, there is no breach by any other party or parties to any of the leases with respect to the Parent Leased Real Property.

(b)                                 Except as set forth in Section 5.14(b) of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries have legal and valid title to, or in the case of leased assets and properties, valid and subsisting leasehold interests in, all of the material tangible personal assets and properties used or held for use by Parent or any Parent Subsidiary in connection with the conduct of the Parent Business, free and clear of all Encumbrances other than Permitted Encumbrances.  All material personal property is in good condition, ordinary wear and tear excepted.

5.15                           Intellectual Property.

(a)                                  Section 5.15(a) of the Parent Disclosure Schedule contains a true, correct and complete list of all material Proprietary Rights owned by Parent or any Parent Subsidiary, including: (i) for each material patent and patent application (including, without limitation, petty patents and utility models and applications therefor, as applicable), the number, issue date, title and priority information for each country in which such patent has been issued, or the application number, date of filing, title and priority information for each country in which a patent application is pending, (ii) for each material registered trademark, tradename or service mark, the application serial number or registration number thereof, if applicable, the class of goods or the description of the goods or services covered thereby, the countries in which such tradename or trademark is registered, and the expiration date for each country in which such trademark or tradename has been registered, and (iii) for each material registered copyright, the number and date of registration thereof for each country in which a copyright has been registered.

(b)                                 Except as set forth in Section 5.15(b) of the Parent Disclosure Schedule, (i) Parent and the Parent Subsidiaries own or have a valid right to use the material Proprietary Rights used by them in connection with the normal conduct of the Business as presently conducted by Parent and the Parent Subsidiaries, and (ii) such Proprietary Rights will not cease to be valid rights of Parent and the Parent Subsidiaries by reason of the execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder, or the consummation by Parent of the transactions contemplated hereby.

(c)                                  As of the date hereof, neither Parent nor any Parent Subsidiary has received since December 31, 2002 any written notice of (i) any alleged invalidity with respect to any of the material Proprietary Rights owned or used by Parent or any Parent Subsidiary in connection with the normal conduct of the Business as presently conducted by Parent and the Parent Subsidiaries, or (ii) any alleged material infringement of any rights of others due to any activity by Parent or any Parent Subsidiary.  To the Knowledge of Parent, the use by each of Parent and each Parent Subsidiary of the material Proprietary Rights owned and used by Parent and the Parent Subsidiaries in connection with the normal conduct of the Business as presently conducted by Parent and the Parent Subsidiaries do not infringe upon the valid Proprietary

Rights of any third party.  To the Knowledge of Parent, no other Person is infringing in any way upon any material Proprietary Rights owned by Parent or a Parent Subsidiary.

(d)                                 Except as set forth in Section 5.15(d) of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries do not have any material obligation to compensate any Person for the use of any of its Proprietary Rights nor has Parent and the Parent Subsidiaries granted to any Person any license, option or other rights to use in any manner any of its material Proprietary Rights, whether requiring the payment of royalties or not, excluding obligations to compensate, or licenses, options and other rights granted to, any of Parent or the Parent Subsidiaries.

5.16                           Certain Contracts.

(a)                                  Section 5.16 of the Parent Disclosure Schedule contains a true, correct and complete list of all Contracts of the type referred to in clauses (i) through (x), inclusive, of this Section 5.16 to which Parent or any Parent Subsidiary is a party and that, in the cases of clauses (ii), (iii), (iv), (vi) and (ix), would reasonably be expected to require expenditures by Parent or any Parent Subsidiary in excess of $250,000 or would reasonably be expected to result in sales by Parent or any Parent Subsidiary in excess of $2,000,000 per year and are not terminable upon sixty (60) days notice at any time without penalty (each, a Parent Listed Contract” and, collectively, the “Parent Listed Contracts”):

(i)                  any note or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness by Parent or any Parent Subsidiary or Parent’s or any Parent Subsidiary’s guaranty of any obligation for the borrowing of money;

(ii)               Contracts, agreements, purchase orders or acknowledgement forms for the purchase, sale, lease or other disposition of Parent’s or any Parent Subsidiary’s equipment, products, materials or capital assets, or for the performance of services;

(iii)            Contracts or agreements for the joint performance of work or services and all other joint venture agreements;

(iv)           Contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of Parent’s or any Parent Subsidiary’s products or services;

(v)              Contracts or agreements containing covenants presently limiting, in any material respect, the freedom of Parent or any Parent Subsidiary to do business or compete with any Person in any line of business or in any area or territory;

(vi)           Contracts not made in the ordinary course of business;

(vii)        Employment contracts, consulting contracts, contracts with independent contractors, severance agreements, “stay-bonus” agreements and similar arrangements, including Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers or directors of Parent or any Parent Subsidiary providing for annual payments in excess of $100,000 or (B) that will result in the payment by, or the creation of any Liability of Parent to pay any severance, termination, “golden parachute,” or other similar payments in excess of $100,000 to any present or former personnel or contractors following termination of employment or engagement or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

(viii)     Any agreements providing for material indemnification by Parent or any Parent Subsidiary of any Person, excluding ordinary course commercial contracts;

(ix)             Any Contract with the federal, state or local government or any agency or department thereof;

(x)                Any Contract or other arrangement with a Related Party; and

(xi)             Any other Contract under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect on Parent, individually or in the aggregate.

True, correct and complete copies of each Parent Listed Contract have been made available to the Company.

(b)                                 Except as set forth in Section 5.16 of the Parent Disclosure Schedule, (i) except for Parent Listed Contracts which expire pursuant to their terms, each Parent Listed Contract is in full force and effect and represents a legally valid and binding obligation of Parent or the Parent Subsidiary party thereto, and to the Knowledge of Parent, represents a legally valid and binding obligation of the other parties thereto, (ii) each of Parent and the Parent Subsidiaries has performed, in all material respects, all obligations required to be performed by it under each of the Parent Listed Contracts to which it is a party, (iii) neither Parent or any Parent Subsidiary is in material breach or violation of, or material default under, any of the Parent Listed Contracts to which it is a party, nor has Parent or any Parent Subsidiary received any written notice that it has materially breached, violated or defaulted under any of the Parent Listed Contracts to which it is a party, and (iv) to the Knowledge of Parent, there is no material breach by any other party or parties to any of the Parent Listed Contracts.

5.17                           Employee Benefit Matters.

(a)                                  Section 5.17(a) of the Parent Disclosure Schedule contains a true, correct and complete list of each material employee benefit plan, program or arrangement (including, without limitation, any “employee benefit plan” as defined in Section 3(3) of ERISA) maintained or contributed to by Parent or any Parent Subsidiary, or under which current or former employees of Parent or any Parent Subsidiary benefit (each, a “Parent Benefit Plan” and, collectively, the “Parent Benefit Plans”). Parent has made available to the Company and its agents and representatives copies of (i) each Parent Benefit Plan, (ii) the most recent annual report (Form 5500) required to be filed with the IRS with respect to each such Parent Benefit Plan, (iii) each trust agreement relating to each such Parent Benefit Plan, (iv) the most recent summary plan description for each such Parent Benefit Plan for which a summary plan description is required, (v) the most recent determination or opinion letter, if any, issued by the

IRS with respect to any such Parent Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code and (vi) the most recent actuarial report for each Parent Title IV Plan.  Section 5.17(a) of the Parent Disclosure Schedule identifies each Parent Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code (each, a “Parent Title IV Plan”).  Section 4.17(a) of the Parent Disclosure Schedule identifies each Parent Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (each, a “Parent Multiemployer Plan”).

(b)                                 Except as set forth in Section 5.17(b) of the Parent Disclosure Schedule, each Parent Benefit Plan is in material compliance with the applicable requirements of ERISA and the Internal Revenue Code and no event has occurred and there exists no condition or set of circumstances in connection with which Parent, any Parent Subsidiary or any Parent Benefit Plan could be subject to any material liability under the terms of such Parent Benefit Plans, ERISA, the Internal Revenue Code or any other material applicable Law other than in the ordinary course.

(c)                                  Section 5.17(c) of the Parent Disclosure Schedule contains a true, correct and complete list of (i) each material severance agreement and plan of Parent and each Parent Subsidiary with or relating to its employees and (ii) each material plan and agreement of Parent and each Parent Subsidiary with or relating to its respective employees which provide for acceleration of benefits or payments upon a change in control.  A true, correct and complete copy of each of the agreements and plans set forth in Section 5.17(c) of the Parent Disclosure Schedule have been made available to the Company and its agents and representatives.

(d)                                 With regard to each Parent Benefit Plan (other than a Parent Multiemployer Plan) that is intended to be qualified under Section 401(a) of the Internal Revenue Code, no fact or event has occurred that could reasonably be expected to materially adversely affect the qualified status of any such Parent Benefit Plan.

(e)                                  Except for the Parent Subsidiaries, there are no other entities which are considered as a single employer with Parent or any Parent Subsidiary under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

(f)                                    There have been no material changes in any Parent Title IV Plan or the funded status of a Parent Title IV Plan since the latest actuarial report for each Parent Title IV Plan made available to the Company. With respect to each Parent Title IV Plan (A) no reportable event (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred or is expected to occur, (B) there is not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Internal Revenue Code), whether or not waived; (C) all “required installments” within the meaning of Section 412(m) of the Internal Revenue Code and Section 302(e) of ERISA, whichever may apply have been made when due; (D) neither Parent nor any Parent Subsidiary is required to provide security under Section 401(a)(29) of the Internal Revenue Code, (E) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the PBGC, (F) no filing has been made by Parent or any Parent Subsidiary with the PBGC and no proceeding has been commenced by the PBGC to terminate any Parent Benefit

Plan and no condition exists which could constitute grounds for the termination of any such Parent Benefit Plan by the PBGC.

(g)                                 With respect to each Parent Multiemployer Plan, (A) neither Parent, nor any Parent Subsidiary has incurred any withdrawal liability under § 4201 of ERISA nor does Parent or any Parent Subsidiary expect to withdraw in a “complete withdrawal” or “partial withdrawal” within the meaning of Section 4203 and 4205 of ERISA, (B) all contributions required to be made to any such Parent Benefit Plan have been timely made, and (C) to the best knowledge of Parent, no such Parent Multiemployer Plan has been terminated or has been in or is about to be in reorganization under ERISA so as to result directly or indirectly in any increase in contributions under Section 4243 of ERISA or in liability contingent or otherwise to Parent or any Parent Subsidiary.

(h)                                 Except as set forth on Section 5.17(h) of the Parent Disclosure Schedule the execution and delivery of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Benefit Plan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any individual.  Except as set forth on Section 5.17(h) of the Parent Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer or director of Parent or any of its subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Parent Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

5.18                           Labor Matters.  Section 5.18 of the Parent Disclosure Schedule sets forth a true and complete list of each of Parent’s and the Parent Subsidiaries’ labor agreements with any labor organization, group or association with respect Parent’s and the Parent Subsidiaries’ employees, true and correct copies of which have previously been provided to the Company. There is no labor strike, labor disturbance or work stoppage pending against Parent or any Parent Subsidiary.  Except as set forth in Section 5.18 of the Parent Disclosure Schedule, Parent and each Parent Subsidiary is in material compliance with all applicable material Laws respecting employment practices, workers’ compensation, occupational safety, plant closing, terms and conditions of employment and wages and hours.  Except as set forth in Section 5.18 of the Parent Disclosure Schedule, as of the date of this Agreement, (a) there is no material unfair labor practice charge or complaint against Parent or any Parent Subsidiary pending before the National Labor Relations Board or any comparable state agency, and (b) there is no material complaint, charge or claim pending or, to the Knowledge of Parent, threatened in writing against Parent or any Parent Subsidiary with any Governmental Authority, arising out of, in connection with, or otherwise relating to the employment by Parent or any Parent Subsidiary of any individual.

5.19                           Environmental Matters.  Except as set forth in Section 5.19 of the Parent Disclosure Schedule:

(a)                                  Compliance.  Parent and the Parent Subsidiaries are in compliance in all material respects with all Environmental Laws, and have for the past five (5) years, been in compliance in all material respects with all Environmental Laws.  There are no facts or circumstances that could reasonably be expected to result in: (i) any written claim by any third party, including any Governmental Authority, that Parent or any Parent Subsidiary has violated or is in violation, in each case, in any material respect of any Environmental Laws, or (ii) any material expenditures in the next three (3) years to maintain or achieve compliance with any existing or formally proposed Environmental Laws.

(b)                                 Permits.  Parent and the Parent Subsidiaries possess all material Permits required by any Environmental Law for the conduct of the Parent Business as currently conducted, and all such Permits are valid, current, uncontested, and in full force and effect.  Parent and the Parent Subsidiaries are in compliance in all material respects with all terms and conditions of all such Permits and have, for the past five (5) years, operated in compliance in all material respects with all terms and conditions of such Permits.  There are no facts or circumstances that could reasonably be expected to result in: (i) any written claim by any third party, including any Governmental Authority, of noncompliance by Parent or any Parent Subsidiary in any material respect with any term or condition of any Permit, or (ii) any material expenditures in the next three (3) years to maintain or achieve compliance with any Permit or to obtain any new Permit required for the conduct of the Parent Business.

(c)                                  Environmental Claims.  There are no existing or threatened material Environmental Claims against Parent or any Parent Subsidiary.  Parent and the Parent Subsidiaries have not received any notification from any party regarding any material Environmental Claim, and, to the Knowledge of Parent, there are no facts or circumstances that could reasonably be expected to result in a material Environmental Claim against Parent or any Parent Subsidiary.  By way of example only (and not by way of limitation), there are no facts or circumstances that could reasonably be expected to result in a written claim of any actual, or potential responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release at any location of any Hazardous Substance used, generated, disposed or transported by Parent or any Parent Subsidiary, in each case that could reasonably be expected to result in a material Environmental Claim against Parent or any Parent Subsidiary.

(d)                                 Hazardous Substances.  Except in compliance in all material respects with all Environmental Laws, there have been no releases of any Hazardous Substances by Parent or any Parent Subsidiary, its agents or contractors (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping) on, upon or into Parent’s Facilities, or on, upon or into any off-site facility.  In addition, to the Knowledge of Parent, there have been no such releases by predecessors of Parent and the Parent Subsidiaries that could reasonably be expected to result in material liability to Parent or any Parent Subsidiary.  The products of Parent and each Parent Subsidiary do not contain, and have never contained, asbestos.

(e)                                  Environmental Indemnities.  Parent and the Parent Subsidiaries are not parties, whether as a direct signatory or as successor, assign or third-party beneficiary, or otherwise bound, to any lease or other Contract (excluding insurance policies disclosed on the Schedules) under which Parent or any Parent Subsidiary is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions.

(f)                                    No Releases.  Parent and the Parent Subsidiaries have not released any other Person from any material claim under any Environmental Law or waived any material rights concerning any Environmental Condition.

(g)                                 Conditions.  There are no conditions at any of Parent’s Facilities which could reasonably be expected to give rise to any material Environmental Claim against Parent or any Parent Subsidiary or result in any material liability against Parent or any Parent Subsidiary under any Environmental Law, and, to the Knowledge of Parent, there are no conditions at any off-site facility which could reasonably be expected to give rise to any material Environmental Claim against Parent or any Parent Subsidiary or result in any material liability against Parent or any Parent Subsidiary under any Environmental Law.

(h)                                 Environmental Reports. Complete and accurate copies of the Environmental Reports, as well as all other written environmental reports, audits or assessments, which have been conducted, by Parent or any Parent Subsidiary or any Person engaged by Parent or any Parent Subsidiary for such purpose, at any facility owned or formerly owned by Parent or any Parent Subsidiary have been made available to the Company.

5.20                           Insurance Matters.

(a)                                  Section 5.20(a) of the Parent Disclosure Schedule contains a true, correct and complete list (specifying the insurer, the policy number or covering note number with respect to binders and the limits, and the aggregate limit, if any, of the insurer’s liability thereunder) of all material policies or binders of fire, liability, errors and omissions, workers’ compensation, vehicular, and other material insurance held by or on behalf of Parent and the Parent Subsidiaries as of the date hereof (“Parent Insurance Policies”).

(b)                                 As of the date hereto, all of the Parent Insurance Policies are in full force and effect.  Neither Parent nor any Parent Subsidiary is in default with respect to any material provision contained in any such Parent Insurance Policy.  Parent and the Parent Subsidiaries have not received any written notice of cancellation or non-renewal of any such Parent Insurance Policy.  Parent and the Parent Subsidiaries have not received any written notice from any of its insurance carriers that any premiums will be materially increased in the future or that any insurance coverage under the Parent Insurance Policies will not be available in the future on substantially the same terms as currently in effect.

5.21                           Accounts Receivable.

(a)                                  Except as set forth on Section 5.21(a) of the Parent Disclosure Schedule, the accounts and notes receivable reflected in the Most Recent Parent Financial Statements, and all accounts or notes receivable arising since the date of the Most Recent Parent Financial Statements, (i) represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date of recording thereof, and (ii) are current and, to Parent’s Knowledge, will be collected in full when due, without any counterclaim or set off, and are not subject to any dispute or threat of non-payment (net of the allowance for doubtful accounts set forth on the Most Recent Parent Financial Statements). All the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements.

(b)                                 Section 5.21(b) of the Parent Disclosure Schedule contains an accurate and complete list as of November 30, 2004 of all loans and advances made by Parent to any Parent Employee, other than routine travel or relocation advances made to employees in the ordinary course of business, which loans and advances do not materially differ from the loans and advances as of the date of this Agreement.

5.22                           Customers.  Except as set forth on Section 5.22 of the Parent Disclosure Schedule, to Parent’s Knowledge, since the September 30, 2004, there has been no actual or threatened termination of any material customer account of Parent or Parent Subsidiary or group of accounts of Parent or any Parent Subsidiary or actual or threatened material reduction in purchases or royalties payable by any such customer or occurrence of any event that is likely to result in any such termination or reduction.

5.23                           Suppliers.  Section 5.23 of the Parent Disclosure Schedule sets forth a complete and accurate list of the names and addresses of the ten (10) suppliers with the greatest dollar volume of sales to Parent during the last fiscal year and during the last fiscal quarter, showing the approximate total purchases in dollars by Parent and the Parent Subsidiaries from each such supplier during such fiscal year and quarter.  Since September 30, 2004, there has been no material adverse change in the business relationship of Parent or any Parent Subsidiary with any supplier named on Section 5.23 of the Parent Disclosure Schedule.  Parent and the Parent Subsidiaries have not received any written communication from any supplier named on Section 5.23 of the Parent Disclosure Schedule of any intention to return, terminate or materially reduce services or supplies to Parent or the Parent Subsidiaries.

5.24                           Brokers.  Except for Trimaran Fund Management, LLC, Lehman Brothers and Kohlberg Kravis Roberts & Co., L.P. (the fees and expenses of which shall be paid in full by Parent), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Parent, Merger Sub or any of their Affiliates.

5.25                           No Prior Activities.  Merger Sub has not incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance hereof, and the consummation of the transactions contemplated hereby, including the Merger.  Except as contemplated by this Agreement, Merger Sub has not engaged in any business activities or acquired any assets (other than cash) of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, or become subject to or bound by any obligation or undertaking.  As of the date hereof, all of the issued and outstanding capital stock of Merger Sub is directly owned beneficially and of record by Parent, free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated hereby).

5.26                           Absence of Certain Changes or Events.  Since September 30, 2004 to the date of this Agreement, and except as set forth in Section 5.26 of the Parent Disclosure Schedule or as contemplated by this Agreement, there has not been:

(a)                                  any material damage, destruction or loss to any of the material assets or properties of Parent or any Parent Subsidiary;

(b)                                 any redemption, purchase or other acquisition by Parent or any Parent Subsidiary of any shares of Parent Stock;

(c)                                  any declaration, accrual, setting aside or payment of any dividend or any other distribution in respect of any shares of capital stock, or any repurchase, redemption or other reacquisition of any shares of capital stock or other securities (except for purchases by Parent of Parent Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

(d)                                 any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the fixed assets of Parent or any Parent Subsidiary having a value individually exceeding $150,000;

(e)                                  any acquisition (by merger, consolidation, or acquisition of stock or assets) by Parent or any Parent Subsidiary of any corporation, partnership or other business organization or division thereof for consideration individually in excess of $100,000;

(f)                                    except as reflected in the Parent Financial Statements or other than in the ordinary course of business consistent with past practice, (i) any incurrence by Parent of any indebtedness for borrowed money, (ii) any issuance by Parent of any debt securities, or (iii) any assumption, granting, guarantee or endorsement, or other accommodation arrangement making Parent responsible for, the indebtedness for borrowed money of any Person;

(g)                                 except as may be reflected in the Parent Financial Statements, any material change in any method of accounting or accounting practice used by Parent, other than such changes required by GAAP;

(h)                                 any event, development or change that would reasonably be expected to result in a Material Adverse Effect with respect to Parent;

(i)                                     (i) any employment, deferred compensation, severance or similar agreement entered into or amended by Parent or any Parent Subsidiary, except any employment or severance agreement providing for compensation of less than $100,000 per annum entered into in the ordinary course of business, (ii) increase in the compensation payable or to become payable by it to any of Parent’s or any of the Parent Subsidiaries’ directors or officers, or (iii) any increase in the coverage or benefits available under any Parent Benefit Plan, severance pay, termination pay, vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives, other than, in the case of (ii) and (iii) above, normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of Parent; or

(j)                                     any agreement to take any actions specified in this Section 5.26, except as set forth in this Agreement.

5.27                           Affiliate Transactions.  Section 5.27 of the Parent Disclosure Schedule lists, as of the date hereof, all agreements and arrangements by or between Parent or any Parent Subsidiary, on the one hand, with or for the benefit of any current or former stockholder, partner, officer or other Affiliate of Parent or any Parent Subsidiary or any of such Person’s Affiliates, or any entity in which any such Person has a direct or indirect material interest, other than the agreements set forth in this Agreement and the Ancillary Agreements (such agreements, “Parent Affiliate Agreements”).  Section 5.27 of the Parent Disclosure Schedule lists all payments of any kind since December 31, 2003 through the date hereof, from Parent or any Parent Subsidiary, to or for the benefit of any current or former stockholder, partner, officer or other Affiliate of Parent or any Parent Subsidiary or any of such Person’s Affiliates, or any entity in which any such Person has a direct or indirect material interest.  All outstanding debts and other obligations of Parent or any Parent Subsidiary to any Affiliate were incurred in return for fair and adequate consideration paid or delivered by them in cash or other property.  All debts of any of the officers or the respective Affiliates of Parent or any Parent Subsidiary to Parent or any Parent Subsidiary are reflected on the Parent Financial Statements.

5.28                           Parent SEC Reports.  Parent has filed with the SEC, and has heretofore made available (provided that all documents filed by Parent electronically with the SEC and publicly available prior to the date hereof shall be deemed available) to the Company true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto) required to be filed with the SEC since January 1, 2002 under the Securities Act or the Exchange Act (collectively, the “Parent SEC Reports”). As of their respective dates, such Parent SEC Reports (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI.

COVENANTS PRIOR TO CLOSING DATE

6.1                                 Conduct of the Company’s Business.  From the date hereof through the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 10.1, except as contemplated by this Agreement, as consented to by Parent in writing (which consent will not be unreasonably withheld, delayed or denied), as disclosed on the Company Disclosure Schedule or as set forth on Schedule 6.1, the Company shall, and shall cause the Company Subsidiaries to, operate its business in the ordinary course and substantially in accordance with past practice, use reasonable efforts to preserve intact their respective current business organizations, keep available the services of their respective current officers and employees, and maintain relationships and goodwill with all suppliers, customers, landlords, creditors, employees and other Persons that have business relationships with the Company and the Company Subsidiaries, and will use its reasonable efforts not to take any action inconsistent with this Agreement. Without limiting the generality of the foregoing, unless consented to by Parent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall not, and the Company shall cause the Company Subsidiaries not to, except as specifically contemplated by this Agreement or as set forth on Schedule 6.1:

(a)                                  change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any Company Subsidiary, except as otherwise required by Law;

(b)                                 other than in the ordinary course of business and consistent with past practices, (A) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Listed Contract, or (B) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

(c)                                  enter into any Contract that is or would constitute an Affiliate Agreement or make any payment to any Related Party, other than pursuant to existing employment agreements or Company Benefit Plans;

(d)                                 sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, except in the ordinary course of business consistent with past practice;

(e)                                  (i) take any action with respect to the grant of any severance or termination pay (other than pursuant to policies or agreements of the Company or any Company Subsidiary in effect on the date hereof), except as otherwise required by Law; (ii) make any change in the key management structure of the Company or any Company Subsidiary, including, without limitation, the hiring of additional officers or the termination of existing officers; (iii) other than in the ordinary course of business consistent with past practice, pay any bonus or make any profit sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iv) adopt, enter into or amend in any material respect any Company Benefit Plans;

(f)                                    acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

(g)                                 other than in the ordinary course of business and consistent with past practices, (i) lend money to any Person, (ii) incur or guarantee any indebtedness for borrowed money (except that the Company may make routine borrowings in the ordinary course of business consistent with past practices under the Company’s existing lines of credit), or (iii) other than in the ordinary course of business and consistent with past practices, grant or suffer the imposition of any Encumbrance on any asset of the Company or any Company Subsidiary;

(h)                                 declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements and may repurchase capital stock pursuant to the Repurchase);

(i)                                     sell, issue, grant, or authorize the sale, issuance or grant of, (i) any capital stock or other security, except with respect to shares of Company Common Stock issuable upon the exercise of outstanding Company Options or Company Warrants, (ii) any option, call, warrant or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(j)                                     take any action that would result in a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or any Company Subsidiary;

(k)                                  commence or settle any Action in which the Company or any Company Subsidiary seeks to recover in excess of $100,000;

(l)                                     settle any Action which may require a payment by the Company or any Company Subsidiary in excess of $100,000;

(m)                               make any material Tax election or settle or compromise any material Tax Liability or refund;

(n)                                 enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder; or

(o)                                 knowingly take any action (or knowingly fail to take any action) which action or failure to act would cause the Merger not to qualify as a Reorganization.

6.2                                 Conduct of Parent’s Business.  From the date hereof through the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 10.1, except as contemplated by this Agreement, as consented to by the Company in writing (which consent will not be unreasonably withheld, delayed or denied), as disclosed on the Parent Disclosure Schedule or as set forth on Schedule 6.2, Parent shall, and shall cause the Parent Subsidiaries to, operate its business in the ordinary course and substantially in accordance with past practice use reasonable efforts to preserve intact their respective current business organizations, keep available the services of their respective current officers and employees, and maintain relationships and goodwill with all suppliers, customers, landlords, creditors, employees and other Persons that have business relationships with Parent and the Parent Subsidiaries, and will use its reasonable efforts not to take any action inconsistent with this Agreement. Without limiting the generality of the foregoing, unless consented to by the Company in writing (which consent shall not be unreasonably withheld or delayed), Parent shall not, and Parent shall cause the Parent Subsidiaries not to, except as specifically contemplated by this Agreement or as set forth on Schedule 6.2:

(a)                                  change or amend the certificate of incorporation, bylaws or other organizational documents of Parent or any Parent Subsidiary, except as otherwise required by Law;

(b)                                 sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, except in the ordinary course of business consistent with past practice;

(c)                                  acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

(d)                                 other than in the ordinary course of business and consistent with past practices, (i) lend money to any Person, or (ii) incur or guarantee any indebtedness for borrowed money (except that Parent may make routine borrowings in the ordinary course of business consistent with past practices under Parent’s existing lines of credit and may incur indebtedness in connection with the Debt Restructuring);

(e)                                  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock of Parent (except that Parent may repurchase Parent Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

(f)                                    sell, issue, grant, or authorize the sale, issuance or grant of, (i) any capital stock or other security, except with respect to shares of Parent Stock issuable upon the exercise of outstanding Parent Options, (ii) any option, call, warrant or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(g)                                 take any action that would result in a voluntary or involuntary liquidation, dissolution or winding up of the affairs of Parent;

(h)                                 make any material Tax election;

(i)                                     enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder;

(j)                                     knowingly take any action (or knowingly fail to take any action) which action or failure to act would cause the Merger not to qualify as a Reorganization; or

(k)                                  take any other action which would require the approval of 75% of the holders of the outstanding shares of Parent Stock pursuant to Section 3.1(a) of the Shareholder Rights Agreement.

6.3                                 No Negotiations.  From the date hereof through the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 10.1, the Company and the Signing Stockholders shall not, and shall not authorize or knowingly permit their respective Affiliates, officers, directors, employees, representatives and agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any non-public information to, any Person or group of Persons (other than Parent, Merger Sub or any of their respective Affiliates and representatives) in connection with any merger, sale of material assets, sale of shares of capital stock or similar transactions involving the Company or any Company Subsidiary.  From the date hereof through the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 10.1, Parent shall not, and shall not authorize or knowingly permit its Affiliates, officers, directors, employees, representatives and agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any non-public information to, any Person or group of Persons (other than the Company or any of its Affiliates and representatives) in connection with any merger, sale of material assets, sale of shares of capital stock (other than in connection with the Initial Public Offering) or similar transactions involving Parent or any Parent Subsidiary.

6.4                                 Access and Investigation.  Subject to the terms of the Confidentiality Agreements, during the period commencing upon the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 10.1, upon reasonable notice and during normal business hours, the Company shall, and shall cause the officers, employees, auditors and agents of the Company and each Company Subsidiary to, (i) afford the officers, employees and authorized agents and representatives of Parent reasonable access to the offices, properties, books and records and appropriate officers, employees and representatives of the Company and the Company Subsidiaries, and (ii) furnish to the officers, employees and authorized agents and representatives of Parent such additional financial, Tax and operating data and other information regarding the assets, properties, goodwill and business of the Company and the Company Subsidiaries as Parent may from time to time reasonably request; provided, however, that Parent shall not unreasonably interfere with any of the businesses or operations of the Company or any Company Subsidiary.  Subject to the terms of the Confidentiality Agreements, during the period commencing upon the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 10.1, upon reasonable notice and during normal business hours, Parent shall, and shall cause the officers, employees, auditors and agents of Parent and each Parent Subsidiary to, (i) afford the officers, employees and authorized agents and representatives of the Company reasonable access to the offices, properties, books and records and appropriate officers, employees and representatives of Parent and the Parent Subsidiaries, and (ii) furnish to the officers, employees and authorized agents and representatives of the Company such additional financial, Tax and operating data and other information regarding the assets, properties, goodwill and business of Parent and the Parent Subsidiaries as the Company may from time to time reasonably request; provided, however, that the Company shall not unreasonably interfere with any of the businesses or operations of Parent or any Parent Subsidiary.

6.5                                 Confidentiality.  The terms of the Confidentiality Agreements are hereby incorporated herein by reference and shall continue in full force and effect until the Effective Time, such that the information obtained by any party hereto, or its officers, employees, agents or representatives, during any investigation conducted pursuant to Section 6.4, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby, or otherwise, shall be governed by the terms of the Confidentiality Agreements.  At the Effective Time, the Confidentiality Agreements and the obligations of the parties thereto and under this Section 6.5 shall terminate and be of no further force or effect.

6.6                                 Efforts: Required Approvals.

(a)                                  Each party hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, those consents set forth in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, and (iv) fulfill all conditions to the obligations of such parties under this Agreement.  Each party hereto shall cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings.  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such consents from third parties, no party hereto shall be required to commence litigation or agree to modifications of the terms and conditions of any agreements with third parties, no such modification shall be made to any Listed Contract without the consent of Parent, which consent shall not be unreasonably withheld or delayed.  The parties hereto shall not to take any action that is reasonably likely to have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

(b)                                 In furtherance and not in limitation of the terms of Section 6.6(a), to the extent required by applicable Law, each of Parent and the Company shall supply promptly any additional information and documentary material that may be requested by any Governmental Authority (including the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission) pursuant to the HSR Act, and shall cooperate in connection with any filing under applicable antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental Authority, including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or the office of any state attorney general.  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, no party hereto or any of their respective Affiliates shall be required to sell, transfer, divest or otherwise dispose of any of its respective business, assets or properties in connection with this Agreement or any of the transactions contemplated hereby.

(c)                                  In furtherance and not in limitation of Section 6.6, as soon as practicable after the date hereof, the Company shall deliver all notices required by, and take all other actions required by Section 228 of the DGCL in connection with the stockholder approval of the Merger.

6.7                                 [Intentionally Omitted].

6.8                                 Further Action.  Subject to the terms and conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

6.9                                 Public Announcements.  Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated hereby, without the prior consent of the Company and Parent.  If a public statement is required to be made pursuant to applicable Law, the Company and Parent shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof.

6.10                           Termination of Affiliate Agreements.

The Company (and the relevant Signing Stockholders) shall cause all Affiliate Agreements (except for those listed on Schedule 6.10) to be terminated prior to the Closing without the incurrence of any penalty or the payment of any termination fee.  All accrued fees due by the Company under the Amended and Restated Monitoring Services Agreement, dated as of May 17, 2004 and any accrued directors fees shall be extinguished and cancelled without payment of any consideration.  No such fees shall have been paid by the Company since June 30, 2004.

6.11                           Notification.

(a)                                  During the period commencing upon the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 10.1, the Company shall promptly notify Parent in writing of:

(i)                  the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or any of the Signing Stockholders in this Agreement;

(ii)               any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or any of the Signing Stockholders in this Agreement if (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii)            any breach of any covenant or obligation of the Company or any of the Signing Stockholders; and

(iv)           any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7.1 or Section 7.3 impossible or unlikely.

(b)                                 During the period commencing upon the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 10.1, Parent shall promptly notify the Company in writing of:

(i)                  the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in this Agreement;

(ii)               any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in this Agreement if (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii)            any breach of any covenant or obligation of Parent or Merger Sub; and

(iv)           any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7.1 or Section 7.2 impossible or unlikely.

Each such notification shall include a certification of an officer of the Company or Parent, as applicable, that such notification is being delivered in accordance with this Section 6.11.  No such notification shall be deemed to supplement or amend the Company Disclosure Schedule or Parent Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or any of the Signing Stockholders or Parent or Merger Sub in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7.1, Section 7.2, Section 7.3 has been satisfied.

6.12                           Directors’ and Officers’ Indemnification.

(a)                                  Indemnification.  For a period of six years commencing from the Closing Date, the provisions of the Certificate of Incorporation and the Bylaws of the Surviving Corporation concerning the limitation or elimination of liability and indemnification of directors and officers shall not be amended in any manner that would adversely affect the rights thereunder of any Person that is as of the date hereof an officer or director of the Company.

(b)                                 Insurance.  Prior to the Closing, the Company shall purchase officers’ and directors’ liability tail insurance covering the Persons who are presently covered by the Company’s officers’ and directors’ liability insurance policies for a period of six years with respect to matters or circumstances occurring at or prior to the Closing Date, on terms which are no less favorable to such Persons than the terms of such current insurance in effect for the Company on the date hereof.

(c)                                  No Actions.  Each of Parent, the Company, the Surviving Corporation and their respective Affiliates covenants for itself and its respective successors and assigns that it shall not institute any Proceeding against any of the current officers or directors of the Company, in their capacity as such, with respect to any liabilities, actions or causes or action, judgments, claims and demands of any nature or description (consequential, compensatory, punitive or otherwise) arising from or relating to actions occurring prior to the Closing, if such Person would be entitled to indemnification by the Company for such actions under the Company Certificate of Incorporation and the Company Bylaws.

(d)                                 Third-Party Beneficiaries.  The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification hereunder, and such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 6.12, and in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

6.13                           Debt Restructuring.  The Company and Parent shall use their reasonable efforts to (i) make effective and consummate the Debt Restructuring, including negotiating and executing the definitive financing documents contemplated by the Commitment Letter, (ii) satisfy the conditions set forth in Section 9.1 of the Indenture related to the Company’s 12 ½% Senior Subordinated Notes due March 31, 2010, (iii) participating in meetings and presentations with potential financing sources, and (iv) satisfying all conditions applicable to funding the proceeds under the definitive financing documents contemplated by the Commitment Letter.

6.14                           2004 Audit.  The Company shall use its reasonable best efforts to assist Parent and its auditors in the completion of an audit of the consolidated balance sheets of the Company as of December 31, 2004 and the related consolidated statements of income, changes in stockholders’ equity and cash flows, of the Company for the year then ended, and to provide Parent and its auditors with all reasonably necessary information and certifications in connection with the filing of the audit reports of Parent’s or the Company’s auditors with the SEC and in connection with the Company’s auditors providing comfort letters to underwriters with respect to any financings relating to the Company.

6.15                           Amendment to Company Certificate of Incorporation.  Immediately prior to the Effective Time, the Company shall file the Company Certificate Amendment with the Secretary of State of the State of Delaware.

6.16                           Repurchase.  Immediately prior to the Effective Time, the Company shall (i) repurchase (x) the shares of Series E Preferred Stock which are identified on Annex I as owned by those individuals identified on Exhibit J, and (y) 197.424 shares of Series E Preferred Stock held by TTI Securities Acquisition L.L.C. and 39.485 shares of Series E Preferred Stock held by Albion/TTI Securities Acquisition L.L.C. (such shares of Series E Preferred Stock described in clauses (x) an (y) hereinafter referred to collectively as the “Series E Repurchased

Shares”) at a redemption price equal to the Series E Repurchase Amount as of the Effective Time, (ii) repurchase the shares of Series C Preferred Stock which are identified on Annex I as owned by those individuals identified on Exhibit J (the “Series C Repurchased Shares”) at a redemption price equal to the Series C Repurchase Amount, (iii) repurchase 2,500 shares of Series D Preferred Stock which are held by CIBC Inc. (the “Series D Repurchased Shares”) at a redemption price equal to the Series D Repurchase Amount, and (iv) repurchase the shares of Common Stock which are identified on Annex I as owned by those individuals identified on Exhibit J (the “Repurchased Common Stock”) at a redemption price equal to the Common Stock Repurchase Amount.  The repurchase of the Series C Repurchased Shares, Series D Repurchased Shares, Series E Repurchased Shares and Repurchased Common Stock shall occur at a closing (the “Repurchase Closing”) to be held prior to the Closing.  At the Repurchase Closing, the Company shall deliver to each holder of Series C Repurchased Shares, Series D Repurchase Shares, Series E Repurchased Shares and Repurchased Common Stock the aggregate Series C Repurchase Amount, Series D Repurchase Amount, Series E Repurchase Amount or Common Stock Repurchase Amount, as applicable, for such holder’s shares, in cash, by same day wire transfer.  At the Repurchase Closing, each such holder shall deliver to the Company certificates evidencing the Series C Repurchased Shares, Series D Repurchase Shares, Series E Repurchased Shares and Repurchased Common Stock endorsed in blank or accompanied by duly executed assignment documents, along with a letter of transmittal in form and substance satisfactory to Parent and the Company.  Upon delivery of each such certificate to the Company pursuant to this Section 6.16, and delivery by the Company of the cash contemplated hereby, each such certificate shall forthwith be cancelled.

6.17                           Employment Agreements; Separation Agreements; Stockholder Releases and other Ancillary Agreements.  Prior to the Effective Time, Parent, Andrew Weller and James Cirar shall enter into the Employment Agreements, the Company, Ken Tallering and Don Mueller shall enter into the Separation Agreements, the Signing Stockholders shall execute the Stockholder Releases, and each party hereto shall execute all other Ancillary Agreements to which it is a party.

ARTICLE VII.

CONDITIONS TO CLOSING

7.1                                 Conditions to Each Party’s Obligations.

The obligations of each party to consummate the Merger and to take the other actions required to be taken by such party at the Closing are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by Parent and the Company:

(a)                                  Approvals.  All authorizations, consents, notices, orders or approvals of, or declarations or filings with or expiration of waiting periods imposed by, any Governmental Authority or Law, necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred, except where failure of a party to obtain any such consent or approval or deliver such notice (a) would not prevent the Company, Parent or

Merger Sub from performing its material obligations under this Agreement and (b) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to the Company or Parent.

(b)                                 Legal Action.  No order preventing the consummation of the transactions contemplated hereby shall have been issued by any Governmental Authority and remain in effect.

(c)                                  Legislation.  No Law shall have been enacted which prohibits or materially restricts or delays the consummation of the transactions contemplated by this Agreement.

(d)                                 HSR Act.  All waiting periods under the HSR Act shall have expired or been terminated.

(e)                                  Third Party Actions.  No Person shall have commenced or threatened to commence any Action challenging or seeking recovery of a material amount of damages in connection with the Merger or any transaction contemplated hereby or by the Ancillary Agreements.

(f)                                    Debt Restructuring.  The Debt Restructuring shall have been consummated and the definitive financing documents contemplated by the Commitment Letter shall be in full force and effect, all conditions to the receipt of the funds provided for in such financing documents shall have been satisfied or waived, and upon the filing of the Certificate of Merger, Parent shall receive such funds.

7.2                                 Conditions to Obligations of Parent and Merger Sub.

The obligation of Parent and Merger Sub to consummate the Merger and to take the other actions required to be taken by Parent and Merger Sub at the Closing pursuant to the terms of this Agreement are subject to the satisfaction of the following conditions, unless waived (to the extent such conditions can be waived) by Parent and Merger Sub:

(a)                                  Performance of Obligations of the Company.  Each of the Company and the Signing Stockholders shall have performed and complied in all material respects with all agreements and obligations to be performed or complied with by it under this Agreement prior to or at the Closing, and the Company shall have supplied Parent with a certificate, dated as of the Closing Date, signed by the Company’s CEO, certifying to such effect.

(b)                                 Representations and Warranties.  The representations and warranties of the Company and the Signing Stockholder set forth in Articles III and IV that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of the Company and the Signing Stockholders set forth in Articles III and IV that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct in all material respects on the date so specified), and the Company shall have supplied Parent with a certificate, dated as of the Closing Date, signed by the Company’s CEO, certifying to such effect.

(c)                                  No Material Adverse Effect.  Since the date of this Agreement, there has been no event, condition, change or development, or worsening of any existing event, condition, change or development shall have occurred that, individually or in combination with any other event, condition, change, development or worsening thereof, could reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(d)                                 Officer’s Certificate.  Parent and Merger Sub shall have received a certificate, dated as of the Closing Date, signed by an officer of the Company and certifying:

(i)                  that true and complete copies of the Company Certificate of Incorporation and Company Bylaws, as in effect on the Closing Date, are attached to such certificate; and

(ii)               the genuineness of the resolutions of the board of directors and Stockholders of the Company authorizing the execution, delivery and performance by the Company of this Agreement and all other closing documents to which the Company is a party.

(e)                                  Closing Documents.  Parent and Merger Sub shall have received copies of this Agreement, each Ancillary Agreement, any other documents to which the Company or any Signing Stockholder is a party, and any other document or certificate reasonably requested by Parent, duly executed by the Company and the Signing Stockholders, and each such document shall be in full force and effect.

(f)                                    Directors’ Resignations.  The Company shall have delivered to Parent and Merger Sub the resignation of each director of the Company and the Company Subsidiaries set forth on Schedule 7.2(f).  Such resignations shall be effective as of the Effective Time.

(g)                                 Dissenters Rights.  Stockholders of not more than 5% of the total outstanding Company Common Stock, and no holder of the Company Preferred Stock, shall have demanded dissenters’ rights pursuant to the DGCL.

(h)                                 Consents.  Each of the consents, approvals and waivers identified in Schedule 7.2(h) shall have been obtained and shall be in full force and effect.

(i)                                     Affiliate Agreements. All Affiliate Agreements other than those set forth on Schedule 6.10 shall have been terminated in all respects without any payment of consideration.

(j)                                     Stockholder Releases.  Parent and Merger Sub shall have received copies of Stockholder Releases, duly executed by each Stockholder in substantially the form of Exhibit I (the “Stockholder Releases”).

(k)                                  Cash Repurchase Amount.  The Cash Repurchase Amount paid, or to be paid, by the Company shall not exceed $1,500,000.

(l)                                     Repurchase.  All Series E Repurchased Shares, Series C Repurchased Shares, Series D Repurchased Shares and Repurchased Common Stock shall have been repurchased by the Company.

(m)                               Withholding Certificates.  The Company and the Stockholders shall have delivered to Parent any statements or documents which may be required by a Taxing Authority in order to relieve payment of any obligation to withhold any portion of the payments to the Stockholders pursuant to this Agreement to the extent the Company and the Stockholders may legally provide such statements or documents and such statements or documents are reasonably requested by Parent.

(n)                                 Company Options; Company Warrants.  All Company Options, Company Warrants and any other options, warrants, convertible or exchangeable securities or other rights to acquire capital stock of the Company (including those cancelled pursuant to the terms of this Agreement) shall have been terminated and no longer effective.

(o)                                 Amendment to Company Certificate of Incorporation.  The Company shall have filed the Company Certificate Amendment with the Secretary of State of the State of Delaware.

(p)                                 Separation Agreement.  The amendment to the Separation Agreement and General Release dated August 2, 2004 by and between the Company and Thomas M. Begel attached hereto as Exhibit M shall be in full force and effect.

(q)                                 Financial Condition of Company.  Parent shall be reasonably satisfied that (i) the Company’s EBITDA for the twelve calendar months ended December 31, 2004 shall equal or exceed $52.5 million, (ii) that the Company’s Net Working Capital as of December 31, 2004 shall be consistent with the customary operating practices of the Company, and (iii) the aggregate principal amount of indebtedness outstanding under the Company’s first lien revolving credit facility as of December 31, 2004 shall be less than or equal to $16 million.

7.3                                 Conditions to Obligations of the Company.

The obligation of the Company to consummate the Merger and to take the other actions required to be taken by the Company at the Closing is subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by the Company:

(a)                                  Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed and complied in all material respects with all agreements and obligations to be performed or complied with by it under this Agreement prior to or at the Closing, and Parent shall have supplied the Company with a certificate, dated as of the Closing Date, signed by Parent’s CEO, certifying to such effect.

(b)                                 Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in Article V that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub set forth in Article V that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct or true and correct in all material respects, as applicable, on the date so specified), and Parent shall have supplied the Company with a certificate, dated as of the Closing Date, signed by Parent’s CEO, certifying to such effect.

(c)                                  No Material Adverse Effect.  Since the date of this Agreement, there has been no event, condition, change or development, or worsening of any existing event, condition, change or development shall have occurred that, individually or in combination with any other event, condition, change, development or worsening thereof, could reasonably be expected to have, a Material Adverse Effect with respect to Parent.

(d)                                 Officer’s Certificate.  The Company shall have received a certificate, dated as of the Closing Date, signed by an officer of Parent and certifying:

(i)                  that true and complete copies of the Parent Certificate of Incorporation and Parent Bylaws, as in effect on the Closing Date, are attached to such certificate; and

(ii)               the genuineness of the resolutions of the board of directors of Parent authorizing the execution, delivery and performance by Parent of this Agreement and all other closing documents to which Parent is a party.

(e)                                  Officer’s Certificate of the Merger Sub.  The Company shall have received a certificate dated as of the Closing Date, signed by an officer of the Merger Sub and certifying the genuineness of the resolutions of the board of directors and stockholders of the Merger Sub authorizing the execution, delivery and performance by the Merger Sub of this Agreement and all other documents to which the Merger Sub is a party.

(f)                                    Closing Documents.  The Company shall have received copies of this Agreement, each Ancillary Agreement, and all other documents to which Parent or Merger Sub or any stockholder of Parent is a party duly executed by Parent, Merger Sub or the stockholders of Parent, as required, and each such document shall be in full force and effect.

(g)                                 Board of Directors and Management of Parent.  Jay Bloom, Mark Dalton and Andrew Weller shall have been appointed to Parent’s board of directors, Andrew Weller shall be Parent’s Executive Vice President in charge of TTI Operations & Integration and Jim Cirar shall be Parent’s Senior Vice President in charge of Gunite and Brillion Operations.

ARTICLE VIII.

[RESERVED]

ARTICLE IX

COMPANY STOCKHOLDER REPRESENTATIVE; STOCKHOLDER CONSENTS

9.1                                 Company Stockholders Representatives; Power of Attorney.

(a)                                  By the execution and delivery of this Agreement, each of the Signing Stockholders hereby irrevocably constitutes and appoints, and upon the Effective Time each of the other Stockholders shall be deemed to have appointed, Andrew Weller, Jay Bloom and Mark Dalton (and by his execution of this Agreement, each of Andrew Weller, Jay Bloom and Mark Dalton hereby accepts his appointment) as the true and lawful agents and attorneys-in-fact (the “Company Stockholders Representatives”) of the Stockholders to act in the name, place and stead of the Stockholders in connection with the transactions contemplated by this Agreement, in accordance with the terms and provisions of this Agreement, and to act on behalf of the Stockholders in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as a majority of the Company Stockholders Representatives shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(i)                  to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that a majority of the Company Stockholders Representatives deem necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(ii)               to execute and deliver all amendments and waivers to this Agreement that a majority of the Company Stockholders Representatives deem necessary or appropriate, whether prior to, at or after the Closing; provided, however, that the Company Stockholders Representatives may not increase the obligations or financial liabilities of any Signing Stockholder without the consent of the affected Signing Stockholder;

(iii)            to do or refrain from doing any further act or deed on behalf of the Stockholders that a majority of the Company Stockholders Representatives deem necessary or appropriate in their sole discretion relating to the subject matter of this Agreement as fully and completely as the Stockholders could do if personally present; and

(iv)           to receive service of process in connection with any claims under this Agreement.

Any Company Stockholders Representative may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that a Company Stockholders Representative may not be removed unless a majority in interest of the Signing Stockholders agree to such removal and to the identity of the substituted Company Stockholders Representative.  Any vacancy in the positions of Company Stockholders Representative may be filled by approval of a majority in interest of the Signing Stockholders.  The Signing Stockholders hereby confirm, and upon the Effective Time the other Stockholders shall be deemed to have confirmed, all that the Company Stockholders Representatives shall do or cause to be done by virtue of their appointment as the Company Stockholders Representatives of the Stockholders.  The Company Stockholders Representatives shall act for the Stockholders on all of the matters set forth in this Agreement in the manner the Company Stockholders Representatives believe to be in the best interest of all of the Stockholders and consistent with the obligations under this Agreement and in a manner that they believe will not disproportionately adversely affect the treatment of any Stockholder or class of Stockholders under this Agreement, but the Company Stockholders Representatives shall not be responsible to the Stockholders for any loss or damages the Stockholders may suffer by the performance of its duties under this Agreement, other than loss or damage arising from willful misconduct or gross negligence in the performance of its duties under this Agreement.  No bond shall be required of the Company Stockholders Representatives, and the Company Stockholders Representatives shall not receive compensation for their services.  Notices or communications to or from the Company Stockholders Representatives shall constitute notice to or from each of the Stockholders.

(b)                                 Actions of the Company Stockholders Representatives.  A decision, act, consent or instruction of the majority of the Company Stockholders Representatives shall constitute a decision for all of the Stockholders, and shall be final, binding and conclusive upon each of such Stockholders, and Parent may rely conclusively, absolutely and exclusively, without inquiry, upon any such decision, act, consent or instruction of the majority of the Company Stockholders Representatives as being the decision, act, consent or instruction of every such Stockholder.  Parent is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the majority of the Company Stockholders Representatives.

9.2                                 Company Stockholder Consent.

(a)                                  By the execution and delivery of this Agreement, each of the Signing Stockholders that is a holder of Company Common Stock hereby adopts and approves this Agreement, the Merger, and the receipt of the Merger Shares as provided for herein in exchange for and full satisfaction of such Company Common Stock in its capacity as a holder of Company Common Stock in accordance with Sections 228(a) and 251 of the DGCL.

(b)                                 By the execution and delivery of this Agreement, each of the Signing Stockholders that is a Preferred Investor Common Stockholder (as defined in the Company Stockholders’ Agreement) hereby adopts and approves this Agreement, the Merger and the Company Certificate Amendment in its capacity as a Preferred Investor Common Stockholder in accordance with the provisions of the Company Stockholders’ Agreement.

(c)                                  By the execution and delivery of this Agreement, each of the Signing Stockholders that is a holder of Series A Preferred Stock hereby (i) adopts and approves this Agreement and the Merger and receipt of Merger Shares as provided for herein in exchange for and full satisfaction of such Series A Preferred Stock in accordance with the provisions of the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights with respect to the Series A Preferred Stock (the “Series A Preferred Stock Certificate of Designations”), and (ii) adopts and approves the Company Certificate Amendment.

(d)                                 By the execution and delivery of this Agreement, each of the Signing Stockholders that is a holder of Series C Preferred Stock hereby (i) adopts and approves this Agreement and the Merger and the receipt of Merger Shares as provided for herein in exchange for and full satisfaction of such Series C Preferred Stock in accordance with the provisions of the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights with respect to the Series C Preferred Stock (the “Series C Preferred Stock Certificate of Designations”) and (ii) adopts and approves the Company Certificate Amendment.

(e)                                  By the execution and delivery of this Agreement, each of the Signing Stockholders that is a holder of Series D Preferred Stock hereby (i) adopts and approves this Agreement and the Merger and the receipt of the Merger Shares as provided for herein in accordance with the provisions of the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights with respect to the Series D Preferred Stock (the “Series D Preferred Stock Certificate of Designations”) and (ii) adopts and approves the Company Certificate Amendment.

(f)                                    By the execution and delivery of this Agreement, each of the Signing Stockholders that is a holder of Series E Preferred Stock hereby (i) adopts and approves this Agreement and the Merger and the receipt of Merger Shares as provided for herein in exchange for and full satisfaction of such Series E Preferred Stock in accordance with the provisions of the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights with respect to the Series E Preferred Stock (the “Series E Preferred Stock Certificate of Designations”) and (ii) adopts and approves the Company Certificate Amendment.

(g)                                 By the execution and delivery of this Agreement, each of the Signing Stockholders that is listed on Exhibit J, agrees to sell to the Company its Series E Repurchased Shares, Series C Repurchase Shares and Repurchased Common Stock upon the terms and conditions set forth in Section 6.16 hereof, and waives any rights with respect to any requirement of notice with respect to such purchase.

9.3                                 Termination of Affiliate Agreements.  Each of the parties hereto agrees that (i) except with respect to (x) those confidentiality provisions which expressly survive the termination of the Monitoring Agreement and the Stockholders’ Agreement, and (y) the indemnification provisions of the Monitoring Agreement which expressly survive the termination of the Monitoring Agreement, each of the Monitoring Agreement, the Stockholders’ Agreement and the Management Option Agreement, as amended from time to time, to which it is a party are hereby terminated, such termination to be effective as of the Effective Time, (ii) any requirement for notice (whether written or oral) with respect to the termination of any of such agreements is hereby waived by the respective parties to such agreements, and (iii) any other requirement or condition precedent to the termination of any of such a agreements is hereby waived or shall be deemed to have been satisfied, as the case may be.

ARTICLE X.

TERMINATION

10.1                           Right of Termination.

This Agreement may be terminated at any time prior to the Closing by:

(a)                                  the mutual written consent of Parent and the Company;

(b)                                 the Company or Parent if any permanent injunction preventing the consummation of the transactions contemplated hereby shall have been issued by any Governmental Authority;

(c)                                  the Company or Parent if the Closing shall not have been consummated by March 31, 2005 (the “Outside Closing Date”) (or such later date as the parties may agree in writing);

(d)                                 Parent if (i) any of the Company’s or the Signing Stockholders’ representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.2(b) would not be satisfied, or (ii) any of the Company’s or the Signing Stockholders’ covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2(a) would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s or the Signing Stockholders’ representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company, and the Company or the Signing Stockholders is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 10.1(d) on account of such inaccuracy or breach unless such inaccuracy or breach is not cured within thirty (30) days of the date upon which Parent notifies the Company of Parent’s intention to terminate this Agreement under this Section 10.1(d); or

(e)                                  the Company if (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.3(b) would not be satisfied, or (ii) any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.3(a) would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent, and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 10.1(e) on account of such inaccuracy or breach unless such inaccuracy or breach is not cured within thirty (30) days of the date upon which the Company notifies Parent of the Company’s intention to terminate this Agreement under this Section 10.1(e);

provided, however, in the case of paragraphs (c), (d) and (e) above, that no party shall be entitled to terminate this Agreement if such party’s breach of this Agreement is the primary factor preventing the satisfaction of a condition or causing the failure of the Closing to occur before the Outside Closing Date (or such later date as the parties may agree to in writing).  Any termination pursuant to this Section 10.1 shall be effected by written notice from the party or parties so terminating to the other parties hereto, which notice shall specify the Section of this Agreement pursuant to which this Agreement is being terminated.

10.2                           Effect of Termination.  Termination of this Agreement pursuant to Section 10.1 shall terminate all obligations of the parties hereunder, except for the obligations under the Confidentiality Agreements and the obligations under Section 6.5, Section 10.2 and Article XI; provided, that nothing herein shall relieve any party from liability for willful breach of this Agreement prior to such termination.

ARTICLE XI.

GENERAL PROVISIONS

11.1                           Representations and Warranties.  It is the explicit intent and understanding of each of the parties hereto that no party hereto, nor any of their respective Affiliates, representatives or agents, is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement (as qualified by the Company Disclosure Schedule or the Parent Disclosure Schedule), and none of the parties hereto is relying on any statement, representation or warranty, oral or written, express or implied, made by another party hereto or such other party’s Affiliates, representatives or agents and any information, documents or material made available to the Company, Parent and their respective representatives in certain “data rooms,” management presentations, any electronic presentation and/or due diligence materials heretofore transmitted to or in any manner obtained in the course of investigation of the Company, Parent and/or the transactions contemplated by this Agreement including or any other form in expectation of the transactions contemplated hereby, except to the extent that any of the aforementioned items are expressly incorporated in this Agreement, the Disclosure Schedules or Exhibits hereto.  Without limiting the foregoing, each party acknowledges that it is not relying on any implied warranties (whether of merchantability or fitness for a particular purpose or otherwise), or upon any representation or warranty whatsoever as to the prospects (financial or otherwise), or the viability or likely success, of Parent or the Company or the respective businesses of Parent or the Company conducted after the Closing Date.  The Company on the one hand, and Parent and Merger Sub on the other hand, represent that, in such parties’ determination, to enter into this Agreement and any other related agreements to which they are a party, they have not relied on any information previously delivered or otherwise acquired, learned or obtained, but rather are entering this Agreement and any other related agreements to which they are a party solely upon the basis of the express representations and warranties contained in this Agreement.

11.2                           Expenses.  Except as otherwise set forth herein, all costs and expenses (including, without limitation, all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms hereof and the consummation of the transactions contemplated hereby, shall be paid by the respective party incurring such costs and expenses.  Notwithstanding the foregoing, all such costs and expenses incurred by Kohlberg Kravis Roberts & Co., L.P. shall be paid by Parent upon the Closing and all such costs and expenses incurred by Trimaran Fund Management, LLC shall be paid by the Company upon the Closing.  Upon Closing, Parent shall pay the Transaction Fee to Kohlberg Kravis Roberts & Co., L.P. and shall pay all required brokers’ fees to Lehman Brothers.  Upon Closing, the Company shall pay the Transaction Fee to Trimaran Fund Management, LLC.  All sales, use, real estate transaction, documentation, stock transfer and similar taxes resulting from the transactions contemplated herein shall be paid by the Company.  If the Closing does not occur, Parent shall bear 60% of the filing fees incurred in connection with the HSR Act filings, and the Company shall bear 40% of the filing fees incurred in connection with HSR Act filings.

11.3                           Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:  (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier (such as FedEx) receipt requested, upon receipt; (iii) if sent by facsimile transmission (with confirmation of receipt), with a copy mailed on the same day in the manner provided in clause (ii) of this Section 11.3, when transmitted; and (iv) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties hereto:

(a)

if to the Company, to:

Transportation Technologies Industries, Inc.
980 North Michigan Avenue, Suite 1000
Chicago, Illinois 60611
Telephone:	(312) 280-8844
Facsimile:	(312) 280-4820
Attention:	Kenneth M. Tallering

with a copy to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Telephone:	(212) 701-3000
Facsimile:	(212) 269-5420
Attention:	Roger Meltzer

(b)

if to the Signing Stockholders or the Company Stockholders Representatives, to:

Transportation Technologies Industries, Inc.
980 North Michigan Avenue, Suite 1000
Chicago, Illinois 60611

	Telephone:	(312) 280-8844
	Facsimile:	(312) 280-4820
	Attention:	Andrew Weller

and to:

Trimaran Capital Partners, L.L.C.
425 Lexington Avenue, 3rd Floor
New York, New York 10017
	Telephone:	(212) 885-4300
	Facsimile:	(212) 885-4946
	Attention:	Jay Bloom and Mark Dalton

(c)

if to Parent, Merger Sub or, the Surviving Corporation, to:

Accuride Corporation
7140 Office Circle
Evansville, Indiana
	Telephone:	(812) 962-5000
	Facsimile:	(812) 962-5470
	Attention:	David K. Armstrong

with a copy to:

Latham & Watkins LLP
135 Commonwealth Drive
Menlo Park, California 94025
	Telephone:	(650) 328-2600
	Facsimile:	(650) 463-2600
	Attention:	Peter F. Kerman

11.4                           Interpretation.  The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  References to Articles or Sections, unless otherwise indicated, are references to Articles or Sections of this Agreement.  The parties to this Agreement and the Ancillary Agreements have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements.  In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement and the Ancillary Agreements, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the terms or provisions hereof.  The parties hereto agree that prior drafts of this Agreement and the Ancillary Agreements shall not affect in any way the meaning or interpretation of this Agreement and the Ancillary Agreements and shall not in any event be admissible as evidence of the parties’ intent with respect to the meaning or interpretation of this Agreement and the Ancillary Agreements.  The inclusion of information in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be construed as an admission that such information is material.  In addition, matters reflected in the Company Disclosure Schedule or Parent Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected on such schedules.  Such additional matters are set forth for information purposes only and do not necessarily include other matters of a similar nature.  Any reference to any federal, state, county, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation,” (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa, (iii) words of one gender shall be deemed to include the other gender as the context requires, and (iv) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular term or provision of this Agreement, unless otherwise specified.

11.5                           Severability.  In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to herein, and the parties hereto shall use commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement or such other certificate, instrument or document which, insofar as practicable, implement the purposes and intent hereof.  Any term or provision of this Agreement or such other certificate, instrument or document held invalid or unenforceable only in part, degree or within certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement or such other certificate, instrument or document.  To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement or such other certificate, instrument or document to be invalid, illegal or unenforceable in any respect.

11.6                           Entire Agreement.  This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule, the Exhibits and the Schedules hereto), the Ancillary Agreements and the Confidentiality Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof, except as otherwise expressly provided herein.

11.7                           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable, provided, however, that Parent, Merger Sub or the Company may assign its rights under this Agreement as collateral to any lender, or to their Affiliates.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

11.8                           No Third Party Beneficiaries.  Except as explicitly set forth herein (including, without limitation, Section 6.12(d)), this Agreement is for the sole benefit of the parties hereto, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.9                           Waivers and Amendments.  This Agreement may be amended or modified only by a written instrument executed by all the parties hereto. Any failure of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver.  No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at Law or in equity.  Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.9.

11.10                     Non-survival of Representations and Warranties.  None of the representations and warranties in this Agreement, including any rights arising out of any breach of such representations and warranties, shall survive the Effective Time.

11.11                     Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within the State of New York.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any state or federal court located in Manhattan, New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection herewith, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York state or federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York state or federal court.  Each of the parties hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 11.3.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

11.12                     Parent’s Consent to Merger.  Parent, in its capacity as sole stockholder of Merger Sub, pursuant to Section 228 of the DGCL, hereby approves and adopts the plan of merger as set forth in this Agreement and consents to the Merger.

11.13                     Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

11.14                     Counterparts.  This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

11.15                     Attorneys’ Fees.  If any party to this Agreement brings an action to enforce its rights under this Agreement in accordance with the provisions hereof, the prevailing party shall be entitled to recover its actual out-of-pocket costs and expenses, including without limitation reasonable attorneys’ fees, reasonably incurred in connection with such action, including any appeal of such action.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub, the Signing Stockholders, the Company Stockholders Representatives and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ACCURIDE CORPORATION

By:	/s/ Terrence J. Keating
Name: Terrence J. Keating
Title: President and CEO

AMBER ACQUISITION CORP.

By:	/s/ Terrence J. Keating
Name: Terrence J. Keating
Title: President and CEO

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.

By:	/s/ Andrew M. Weller
Name: Andrew M. Weller
Title: President and CEO

COMPANY STOCKHOLDER REPRESENTATIVES

By:	/s/ Andrew M. Weller
Name: Andrew M. Weller

By:	/s/ Jay Bloom
Name: Jay Bloom

By:	/s/ Mark Dalton
Name: Mark Dalton

SIGNING STOCKHOLDERS:

THOMAS BEGEL

/s/ Thomas Begel

KELLY BODWAY

/s/ Kelly Bodway

RANDY BRULL

/s/ Randy Brull

JAMES CIRAR

/s/ James Cirar

JOHN CRUME

/s/ John Crume

FRED CULBREATH

/s/ Fred Culbreath

ANTHONY DONATELLI

/s/ Anthony Donatelli

MARTY DRENNAN

/s/ Marty Drennan

JEFFREY ELMER

/s/ Jeffrey Elmer

OMAR FAKHOURY

/s/ Omar Fakhoury

WILLIAM FAUT

/s/ William Faut

ADAM GOTTLIEB

/s/ Adam Gottlieb

JOE HICKS

/s/ Joe Hicks

ADNAN HIROS

/s/ Adnan Hiros

MICHAEL IRISH

/s/ Michael Irish

ROBERT JACKSON

/s/ Robert Jackson

TIMOTHY MASEK

/s/ Timothy Masek

ANTHONY MILLER

/s/ Anthony Miller

DONALD MUELLER

/s/ Donald Mueller

PETER OLDIS

/s/ Peter Oldis

JAMES PETERSON

/s/ James Peterson

DAVID RIESMEYER

/s/ David Riesmayer

BRAD ROLFE

/s/ Brad Rolfe

CAMILLO SANTOMERO

/s/ Camillo Santomero

JOHN SCHNEIDER

/s/ John Schneider

THOMAS SPLINTER

/s/ Thomas Splinter

MICHAEL STEVENS

/s/ Michael Stevens

ALLEN SUNDERLAND

/s/ Allen Sunderland

LEE SWAFFORD

/s/ Lee Swafford

KENNETH TALLERING

/s/ Kenneth Tallering

BENJAMIN WARD

/s/ Benjamin Ward

ANDREW WELLER

/s/ Andrew Weller

BRENT WILLIAMS

/s/ Brent Williams

DONALD WILLIAMS

/s/ Donald Williams

JOHN WILKINSON

/s/ John Wilkinson

STEVEN WITHERSPOON

/s/ Steven Witherspoon

JON YOUNG

/s/ Jon Young

CIBC INC.

By:	/s/ Elliot Ganz
Name: Elliot Ganz
Title: Assistant Secretary

TTI SECURITIES ACQUISITION, LLC
By: Trimaran Fund II, L.L.C., its Managing Member

By:	/s/ Steven A. Flyer
Name: Steven A. Flyer
Title: Managing Director

ALBION/TTI SECURITIES ACQUISITION, LLC

By:	/s/ Charles A. Gonzalez
Name: Charles A. Gonzalez
Title: Managing Director